Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVAGO TECHNOLOGIES LIMITED,

AVAGO TECHNOLOGIES FINANCE PTE. LTD.,

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.,

CELSUS ACQUISITION CORP.,

CYOPTICS, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE EQUITYHOLDER REPRESENTATIVE

April 10, 2013

Exhibit A	Key Employees
Exhibit B	Persons to Execute Non-competition Agreements
Exhibit C	Form of Non-competition Agreement
Exhibit D	Management Bonus Plan
Exhibit E	Major Stockholders
Exhibit F	Form of Certificate of Merger
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Company Stockholder Approval
Exhibit J	Form of Consideration Spreadsheet
Exhibit K	Form of Release
Exhibit L	Persons to Execute Releases

Company Disclosure Schedule
Schedule 1.01	(Pre-Closing Acquired Entities)
Schedule 2.12(a)	(Specified Accounting Principles)
Schedule 5.01	(Conduct of the Company)
Schedule 5.05(a)	(Disqualified Individuals)
Schedule 8.01(b)	(Other Governmental Approvals)
Schedule 8.02(c)	(Consents)
Schedule 8.02(h)(ii)	(Certain Listed Employees)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 10, 2013, is entered into by and among CyOptics, Inc., a Delaware corporation (the “Company”), Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation (“Parent”), Celsus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Equityholder Representative, and, for the limited purposes specified herein, Avago Technologies Limited, a limited company organized under the laws of the Republic of Singapore (“Ultimate Parent”) and Avago Technologies Finance Pte. Ltd., a limited company organized under the laws of the Republic of Singapore (“Parent Guarantor”).

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”), the board of directors of Merger Sub (the “Merger Sub Board of Directors”) and the board of directors of the Company (the “Company Board of Directors”) deem it advisable and in the best interests of each corporation and its respective stockholders that Parent and the Company engage in a business combination transaction as contemplated by this Agreement.

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as a wholly owned subsidiary of Parent.

WHEREAS, this Agreement has been approved by Acquisition Committee of the Parent Board of Directors, Merger Sub Board of Directors and Company Board of Directors.

WHEREAS, as a condition and a material inducement to the Company to enter into this Agreement and the transactions contemplated hereby, Parent Guarantor agrees to guaranty Parent’s obligations under this Agreement, upon the terms and subject to the conditions specified herein.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain individuals identified on Exhibit A (the “Key Employees”) are entering into offer letters with Parent (the “Offer Letters”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain individuals identified on Exhibit B are entering into a non-competition agreement in the form of Exhibit C (the “Non-competition Agreement”).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or the Interim Acquisition, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of any of the Acquired Companies, (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of the Company (other than in connection with the exercise of any Company Option or Company Warrant), (b) any option, call, warrant or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Acquired Company (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices), or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Acquired Company (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices) or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Exercise Price” means an amount equal to the aggregate exercise price of all unexercised In-the-Money Company Options and In-the-Money Company Warrants outstanding as of immediately prior to the Effective Time.

“Aggregate Merger Consideration” means (i) $400,000,000 in cash, minus (ii) the sum of (a) the Closing Indebtedness, (b) the amount of any Company Transaction Expenses that are unpaid as of the close of business on the Closing Date, disregarding any payments made on the Closing Date, (c) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital and (d) the amount, if any, by which the Minimum Cash exceeds the Closing Cash, plus (iii) the sum of (a) the Aggregate Exercise Price, (b) the Interim Acquisition Price, and (c) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital.

“Aggregate Preferred Preference Amount” means the aggregate Class A Per Share Preference Amount, plus the aggregate Class B Per Share Preference Amount payable hereunder.

“Antitrust Law” means any antitrust or other merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated audited balance sheet of the Company as of December 31, 2012 and the footnotes thereto.

“Balance Sheet Date” means December 31, 2012.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States, or any successor entity.

“Class A Preferred” means (i) the Series A-1 Preferred Stock and (ii) the Series A-2 Preferred Stock.

“Class A Per Share Preference Amount” means $4.8876.

“Class B Preferred” means (i) the Series B-1 Preferred Stock, (ii) the Series B-2 Preferred Stock, (iii) the Series B-3 Preferred Stock and (iv) the Series B-4 Preferred Stock.

“Class B Per Share Preference Amount” means $4.8876.

“Closing Cash” means all cash and cash equivalents (including checks received but not yet cleared and wires sent but not yet received by any Acquired Company) held by the Acquired Companies as of the close of business on the Closing Date, disregarding the effect of the transactions contemplated by this Agreement (other than the payment of any Company Transaction Expenses by any Acquired Company), on a consolidated basis determined in accordance with GAAP.

“Closing Indebtedness” means the aggregate principal amount of, and accrued interest on, all Indebtedness of the Acquired Companies as of the close of business on the Closing Date, disregarding the effect of the transactions contemplated by this Agreement.

“Closing Working Capital” means Working Capital as of the close of business on the Closing Date, disregarding the effect of the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Common Warrant” means a warrant exercisable for shares of Company Common Stock.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company.

“Company IP Contract” means any Contract to which any Acquired Company is party or by which any Acquired Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right, or that otherwise relates to any Company IP or any Technology developed by, with, or for any Acquired Company, in each case other than (a) confidentiality or nondisclosure agreements entered into in the ordinary course of business (“NDAs”) and (b) purchase orders or agreements for any Acquired Company’s products entered into in the ordinary course of business (“Product Purchase Contracts”).

“Company Option” means any option to purchase Company Capital Stock which was granted pursuant to a Company Option Plan.

“Company Optionholder” means a holder of a Company Option.

“Company Option Plans” means the Amended and Restated 1999 Stock Option Plan, the 2007 Stock Plan, and the 2012 Stock Option and Grant Plan of the Company.

“Company Preferred Stock” means the Class A Preferred and the Class B Preferred.

“Company Series B-1 Warrant” means a warrant exercisable for shares of Series B-1 Preferred Stock.

“Company Stockholder” means any holder of Company Capital Stock that does not perfect its appraisal rights and is otherwise entitled to receive merger consideration pursuant to Section 2.06.

“Company Transaction Expenses” means (i) any fees and disbursements payable to any financial advisor, investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the fees and disbursements payable by the Company to Raymond James & Associates, Inc. referenced in Section 3.27; (ii) the fees and disbursements payable to legal counsel, accountants or other service providers of the Acquired Companies or any Company Stockholder that are payable by the Acquired Companies in connection with the transactions contemplated by this Agreement and that have not been paid; (iii) any bonuses, severance or other transaction-related payments to be paid to any director, officer or employee of any Acquired Company, in each case, as a result of the Merger or any of the other transactions contemplated by this Agreement, including any MBP Payments, other than any such severance amounts that are (A) the sole result of Parent’s or an Affiliate of Parent’s failure to extend an offer of employment to an employee or (B) the result of termination by Parent or an Affiliate of Parent after the Closing which amounts are agreed to be the responsibility of Parent; and, to the extent such bonus, severance or other transaction-related payments are paid at the Closing, any payroll Taxes incurred by any Acquired Company in connection therewith; and (iv) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement (including the cost of the D&O Tail Policy referenced in Section 6.03(b) and fifty percent (50%) of any Transfer Taxes imposed in connection with the transactions contemplated by this Agreement); provided, however, that the foregoing clauses “(ii)” and “(iii)” shall not include any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, including the fees and expenses of Parent’s attorneys, accountants and other advisors or the amount or cost of any retention, incentive or other compensatory arrangements offered by Parent or the Surviving Corporation at or following the Effective Time. For the avoidance of doubt, nothing in the definition of Company Transaction Expenses shall affect the obligations of Parent or the Surviving Corporation to make timely payment of the MBP Payments in full pursuant to Section 6.05.

“Company Warrants” means the Company Common Warrants and the Company Series B-1 Warrants, taken together.

“Company Warrantholder” means a holder of a Company Warrant.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contingent Fee” means any commission, percentage, brokerage, or other fee that is contingent upon the success that a person, concern or other entity has in securing a Government Contract or Proposal.

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written, in each case, that is intended to be legally binding.

“Damages” include any loss, damage, injury, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation and defense) or expense of any nature; provided, however, from and after the Effective Time, that Damages shall exclude any punitive or other similar damages, in each case, unless awarded by an arbitrator or Governmental Authority to a third party in connection with a Claim and paid to such third party by an Indemnitee.

“Environmental Laws” means any Applicable Law relating to protection of worker health and safety, protection of the environment, or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“Equityholder” means a Company Stockholder, a Company Optionholder or a Company Warrantholder, as the case may be.

“Equityholder Representative Expense Fund” means $250,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Funds” means the Indemnity Escrow Fund and the Equityholder Representative Expense Fund.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” means export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and reexport of the Acquired Companies’ products and services.

“Fully Diluted Common Number” means the sum of (i) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; (ii) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time; and (iii) the total number of shares of Company Common Stock that are issuable upon the conversion or exercise in full of all convertible securities, options, warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time (whether vested or unvested), in each case, other than Out-of-the-Money Company Options and Out-of-the-Money Company Warrants.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person having similar authority and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“In-the-Money Company Options” means Company Options with an exercise price per share of Company Common Stock subject thereto that is less than the Common Per Share Amount.

“In-the-Money Company Warrants” means (i) any Company Common Warrant with an exercise price per share of Company Common Stock subject thereto that is less than the Common Per Share Amount and (ii) any Company Series B-1 Warrant with an exercise price per share of Company Preferred Stock subject thereto that is less than the Class B Per Share Amount.

“Indebtedness” means both the current and long-term portions of any amount owed (including all outstanding principal, prepayment premiums, penalties and similar amounts, if any, and accrued but unpaid interest, fees and expenses related thereto) in respect of borrowed money, drawn letters of credit and any guarantees of any of the foregoing; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable incurred in the ordinary course of business.

“Indemnitees” mean the following Persons: (i) Parent; (ii) Parent’s current and future Affiliates (including the Surviving Corporation and any of its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective permitted successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above; provided, however, that the Equityholders shall not be deemed to be “Indemnitees.”

“Indemnity Cap” means $34,000,000.

“Indemnity Escrow Fund” means $20,000,000, as such amount may be reduced from time to time in accordance with the terms of the Escrow Agreement.

“Intellectual Property Rights” means and includes all rights in and to the following types of intellectual property, which may exist or be created under the Laws of any jurisdiction: (i) Patents (including all members of the Patent Family of such Patents), (ii) trademark, trade name, trade dress, logos and other brand elements (including brand names, product names, slogans and hashtags), and service mark rights (whether or not registered), trade dress and similar rights, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”), (iii) rights in works of authorship, including any copyrights and rights under copyrights, whether registered or unregistered, including exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof, (iv) mask work rights, and any registrations and applications for registration therefor; (v) rights in databases and data collections (including design databases, knowledge databases, customer lists and customer databases) under the Laws of the United

States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore, (vi) trade secrets, and other rights in show how, know how (including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information), unpatented improvements to any Patent or confidential or proprietary information, (vii) rights to any URL and domain name registrations, (viii) inventions (whether or not patentable) and any improvements; (ix) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing; and (x) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Interim Acquisition” means the Company’s acquisition of the Pre-Closing Acquired Entities.

“Interim Acquisition Price” means the purchase price paid by the Company in connection with the closing of the Interim Acquisition, if any, prior to the Closing Date, not to exceed $12,000,000 in cash.

“Inventory” means all raw materials, work-in-process, products, finished goods, supplies, spare parts and other inventories regardless of the stage of development or planning, including all such items (a) owned by any of the Acquired Companies, (b) in transit from suppliers of the Company or to customers of the Company, (c) held for delivery by suppliers of the business of the Acquired Companies, or (d) held on consignment by third parties.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all computer hardware (including ancillary, network and telecommunications equipment) and software owned or used by any of the Acquired Companies.

“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. 120-130).

“Knowledge” means, with respect to the Company, the actual knowledge of (i) Ed Coringrato after due and diligent inquiry of each of Warren Barratt, Ali Abouzari, Kou-Wei Wang, Dr. Stefan Rochus, Bryan Segner, Joseph Keska, Uzi Koren, Dr. Leonard Ketelsen, Padman Parayanthal, Jim Dormer and Pedro Llamas and (ii) Warren Barratt after due and diligent inquiry of each of John Ludrof, Mike Bearish and Lorie Sugra.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“MBP Aggregate Amount” means the aggregate amount of all MBP Payments, whether paid at or following the Closing, without giving effect to any deferred payouts set forth in any offer letters or other Contract entered into by and between the MBP Participant and Parent or an Affiliate of Parent.

“MBP Participant” means a recipient of an MBP Payment under the Management Bonus Plan.

“MBP Payments” means the amounts paid or to be paid under the Management Bonus Plan.

“MBP Tax Benefit Payment” means an amount equal to $3,620,000.

“Management Bonus Plan” means the CyOptics, Inc. Third Amended and Restated Management Bonus Plan, as adopted by the Company Board of Directors and attached hereto as Exhibit D.

“Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to the business, assets and liabilities (taken together), operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse effect that results from (i) changes attributable to conditions affecting the industries in which the Acquired Companies participate (to the extent that such changes do not disproportionately adversely and materially affect the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (ii) changes in any Applicable Law or GAAP or other applicable accounting standards (to the extent that such changes do not disproportionately adversely and materially affect the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (iii) changes in general economic conditions or financial markets (to the extent that such changes do not disproportionately adversely and materially affect the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (iv) any natural disasters, acts of terrorism, military action or war (to the extent that such changes do not disproportionately adversely and materially affect the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (v) change resulting from the taking of any actions required by this Agreement to the extent such action was the proximate cause of such Material Adverse Effect, (vi) the failure of the Acquired Companies to meet any financial forecast, projection, estimate, prediction or models (but not the underlying cause of such failure); or (viii) the announcement or pendency of any of the transactions contemplated by this Agreement.

“Major Stockholders” means the Company Stockholders listed on Exhibit E.

“Minimum Cash” means an amount equal to $1,000,000.

“Out-of-the-Money Company Options” means all Company Options other than In-the-Money Company Options.

“Patent Family” means (a) all Patents or applications in the same priority chain (i.e., all Patents and applications that claim priority to the same non-provisional application or applications, and all Patents and non-provisional applications from which priority is claimed by the identified patent or application), (b) all corresponding foreign Patents and applications; and (c) all Patents and applications that are subject to a terminal disclaimer that disclaims the term of any such Patent or application beyond the term of any member of the family.

“Patents” means all U.S. and foreign patents and applications therefor and all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all foreign equivalents of any of the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Pre-Closing Acquired Entities” means the Persons listed on Schedule 1.01.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Pro Rata Escrow Share” means, with respect to (a) a Company Stockholder or holder of an outstanding In-the-Money Company Option or In-the-Money Company Warrant immediately prior to the Merger, a fraction, (i) the numerator of which is the value of the Aggregate Merger Consideration payable to such holder pursuant to this Agreement and (ii) the denominator of which is the value of the sum of the Aggregate Merger Consideration payable to all Company Stockholders and all holders of outstanding In-the-Money Company Options or In-the-Money Company Warrants pursuant to this Agreement plus the MBP Aggregate Amount (such denominator defined as the “Pro Rata Escrow Share Denominator”) and (b) an MBP Participant, a fraction, (i) the numerator of which is the value of such MBP Participant’s allocable portion (without giving effect to any deferral payouts set forth in any offer letters or other Contract entered into by and between the MBP Participant and Parent or an Affiliate of Parent) of the MBP Aggregate Amount payable to such holder pursuant to the Management Bonus Plan and (ii) the denominator of which is the Pro Rata Escrow Share Denominator (in all cases without taking into account the deduction of any portion of the Indemnity Escrow Fund to be deposited with the Escrow Agent, or the Equityholder Representative Expense Fund to be deposited with the Equityholder Representative, on behalf of such Persons pursuant to this Agreement).

“Pro Rata Share” means, with respect to a Company Stockholder or holder of an outstanding In-the-Money Company Option or In-the-Money Company Warrant immediately prior to the Merger, a fraction, (i) the numerator of which is the value of the Aggregate Merger Consideration payable to such holder pursuant to this Agreement and (ii) the denominator of which is the value of the sum of the Aggregate Merger Consideration payable to all Company Stockholders and all holders of outstanding In-the-Money Company Options or In-the-Money Company Warrants pursuant to this Agreement (in each case without taking into account the deduction of any portion of the Escrow Funds to be deposited with the Escrow Agent on behalf of such Persons pursuant to this Agreement).

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.001 per share, of the Company.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, par value $0.001 per share, of the Company.

“Series B-3 Preferred Stock” means the Series B-3 Preferred Stock, par value $0.001 per share, of the Company.

“Series B-4 Preferred Stock” means the Series B-4 Preferred Stock, par value $0.001 per share, of the Company.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” software that (i) is not incorporated into, or used directly and specifically as a tool in the development, manufacturing, or distribution of, the Company’s products or services; and (ii) if applicable, has an annual support cost of $25,000 or less.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“Target Working Capital” means $50,000,000.

“Tax” means any and all taxes, including (i) any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax (or charge in the nature of a tax, howsoever denominated) imposed by a Governmental Authority, including any interest, penalty, surcharge or addition thereto (including, for Mexican tax purposes, any contribución and any surcharges or inflation adjustment required under Applicable Law with respect to a contribución or other tax), whether disputed or not, (ii) in the case of any Acquired Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) any liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return, election or other document (including schedules, attachments and related or supporting information, and amendments) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes any tangible embodiments of Intellectual Property Rights, including know-how, mask sets, wafers, development tools, algorithms, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, protocols, layout rules, schematics, packaging and other specifications, blocks and cell libraries, software (in any form, including source code, executable code, firmware, hardware configuration data, API’s, RTL code, Gerber files and GDSII files), techniques, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), designs, bills of material, build instructions, test automation, test reports, performance data, routines, formulae, test vectors, semiconductor test programs, IP cores, net lists, lab notebooks, prototypes, samples, studies, process flow, process module data, yield data, reliability data, and other engineering data and test results, customer lists, product roadmaps, works of authorship, trade secrets and other technical information.

“Working Capital” means with respect to the Company, (i) current assets of the Company, other than cash and cash equivalents, tax receivables, deferred tax assets and deferred financing costs, minus (ii) current liabilities of the Company, other than accrued taxes, deferred tax liabilities, Company Transaction Expenses, accrued bonuses (provided, that the amount of any such exclusion from Working Capital for accrued bonuses shall not exceed five-twelfths (5/12) of $3,587,000) and the current portion of any Indebtedness, all as calculated in accordance with the Specified Accounting Principles.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Approval	8.02(l)
280G Proposal	5.05(b)
401(k) Plan	3.22(k)
Agreement	Preamble
Antitrust Authority	6.01(d)
Assets	3.13(a)
Cancelled Warrant	2.14
Cancelled Warrant Consideration	2.14
Cash Shortfall Certificate of Merger	2.12(c)(iii) 2.04
Change in the Company Recommendation	5.02(a)
Claim	10.06
Claim Dispute Notice	10.04(c)
Claim Notice	10.06
Class A Per Share Amount	2.06(a)
Class B Per Share Amount	2.06(b)
Closing	2.03
Closing Balance Sheet	2.12(b)(i)
Closing Date	2.03
Common Per Share Amount	2.06(c)
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	3.02(b)
Company Closing Certificate	8.02(f)(v)
Company Cure Period	9.01(d)
Company Products	3.16(a)
Company Securities	3.05(c)
Company Stockholder Approval	3.02(a)
Company Stock Certificate	2.07
Confidentiality Agreement	6.02(a)
Consideration Spreadsheet	5.08
Continuing Employees	6.04
D&O Indemnified Parties D&O Tail Policy DDTC	6.03(a) 6.03(b) 6.01(f)
DGCL	Recitals
Deductible	10.03(a)
Designated Accounting Firm	2.12(b)(v)
Dispute Notice	2.12(b)(iii)
Dissenting Shares	2.11
Effective Time	2.04
Employee Plans	3.22(b)
End Date	9.01(b)
Equityholder Representative	11.01(a)
Escrow Agent	2.08(d)

Term	Section
Escrow Agreement	2.08(d)
Estimated Closing Cash	2.12(a)
Estimated Closing Indebtedness	2.12(a)
Estimated Closing Working Capital	2.12(a)
Exon-Florio	6.01(c)
Expert Calculations	2.12(b)(v)
Export Laws	3.10(b)
Financial Statements	3.06(a)
Fundamental Representation	10.01
General Expiration Date	10.01
Government Contracts or Proposals	3.26
Guaranteed Obligations	11.02(a)
Indebtedness Overage	2.12(c)(ii)
Indemnitors	10.02
Information Statement	5.02(b)
Intermediate Expiration Date	10.01
Invoice	5.09
Key Employees	Recitals
Leased Real Property	3.12(b)
Lease	3.12(b)
Letter of Transmittal	2.08(a)
Malicious Code	3.16(n)
Material Contract	3.09(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Common Stock	2.06(e)
Non-competition Agreement	Recitals
Offer Letters	Recitals
Officer’s Claim Certificate	10.04(a)
Option Consideration	2.13(a)
Other Interested Party	5.03
Parachute Payment Waiver	5.05(a)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Closing Certificate	8.03(c)(ii)
Parent Closing Statement	2.12(b)(i)
Parent Cure Period	9.01(e)
Parent Guarantor	Preamble
Parent Plans Payment Agent	6.04 2.08(a)
Payoff Letter	5.09
Permits	3.20
Permitted Dividends	5.01
Permitted Liens	3.13(a)(iii)

Term	Section
Related Person	3.25
Representative Losses	11.01(c)
Review Period	2.12(b)(iii)
Significant Customer	3.24(b)
Significant Supplier	3.24(a)
Specified Accounting Principles	2.12(a)
SOL Expiration Date	10.01
Standard Warranty	3.14(a)
Surviving Corporation	2.01
Tax Contest	7.04
Transfer Taxes	7.08
Ultimate Parent	Preamble
WARN Act	3.22(s)
Working Capital Shortfall	2.12(c)(i)
Written Consent	5.02(a)

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be inclusive.

(g) Any dollar thresholds indicated in this Agreement shall not be an admission or reflective of what is or may be deemed to be material or a “Material Adverse Effect.”

(h) All references to “$” or “dollars” herein shall be references to lawful currency of the United States of America.

(i) For purposes of this Agreement, only those documents that have been included in the Company’s electronic data room no less than twenty-four (24) hours prior to the date of this Agreement and not subsequently removed prior to the date of this Agreement or documents that have been separately provided to Parent or its Representatives at the Menlo Park office of Goodwin Procter LLP no less than twenty-four (24) hours prior to the date of this Agreement shall be deemed to have been “made available” as of the date of this Agreement.

(j) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.03 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.04 Effective Time. Contemporaneous with the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit F (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

Section 2.05 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation in effect immediately after the Effective Time shall be the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified by Parent in its sole discretion prior to the Effective Time.

Section 2.06 Conversion of Shares. Subject to Sections 2.08 and 2.11, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) Each share of Class A Preferred outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash, without interest, equal to the sum of (i) the Class A Per Share Preference Amount and (ii) the Common Per Share Amount, rounded to five decimal places (the “Class A Per Share Amount”).

(b) Each share of Class B Preferred outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash, without interest, equal to the sum of (i) the Class B Per Share Preference Amount and (ii) the Common Per Share Amount, rounded to five decimal places (the “Class B Per Share Amount”).

(c) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash, without interest, equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration, less the Aggregate Preferred Preference Amount, by (ii) the Fully Diluted Common Number, rounded to five decimal places (the “Common Per Share Amount”).

(d) Each share of Company Capital Stock held by the Company, Merger Sub or Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(e) Each share of the common stock, par value $0.00001 per share, of Merger Sub (the “Merger Sub Common Stock”) outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.07 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company (other than the right to receive payment due in respect of each of such shares pursuant to Section 2.06), and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.08.

Section 2.08 Exchange of Certificates; Escrow Funds.

(a) Prior to the Effective Time, Parent shall appoint Wilmington Trust, National Association as agent (the “Payment Agent”) for the purpose of exchanging the Aggregate Merger Consideration to be paid pursuant to Section 2.06 for Company Stock Certificates. Promptly (and in any event within two (2) Business Days) after the Effective Time, Parent shall send, or shall cause the Payment Agent to send, to each holder of shares of Company Capital Stock or Company Warrants at the Effective Time a letter of transmittal (the “Letter of Transmittal”) and instructions in the form attached hereto as Exhibit G for use in such exchange.

(b) Upon surrender of a Company Stock Certificate for cancellation to the Payment Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Company Stock Certificate shall be entitled to receive in exchange for each share of Company Capital Stock formerly represented by such Company Stock Certificate an amount in cash that such holder has the right to receive therefor pursuant to the provisions of Section 2.06, less the portion of such cash amount to be deposited in the Escrow Funds in respect of such share of Company Capital Stock pursuant to Section 2.08(d), and (ii) the Company Stock Certificate so surrendered shall forthwith be canceled. The Payment Agent shall, promptly after receipt of each properly surrendered Company Stock Certificate, cause the payment described in the preceding sentence to be sent by check or wire transfer of immediately available funds to the holder of such Company Stock Certificate to the mailing address or account designated by such holder in the Letter of Transmittal delivered with such Company Stock Certificate. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive upon such surrender the payment due in respect of each of such shares pursuant to Section 2.06 (subject to the provisions hereof relating to the Escrow Funds). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any merger consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate and customary affidavit and indemnity agreement against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Capital Stock for the payment attributable to each of such shares or for any other cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Promptly after the Effective Time, Parent shall deliver (i) to Wilmington Trust, National Association (the “Escrow Agent”), as the escrow agent under the Escrow Agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”), the Indemnity Escrow Fund to be held by the Escrow Agent in accordance with the terms of Section 10.08 and the Escrow Agreement and (ii) to the Equityholder Representative, the Equityholder Representative Expense

Fund to be held by the Equityholder Representative in accordance with the terms of Section 11.01. The Escrow Funds shall be funded by deducting from the amount otherwise payable to an Equityholder or MBP Participant such Person’s Pro Rata Escrow Share of the sum of the Escrow Funds.

(e) Any portion of the merger consideration that remains undistributed to Equityholders as of the first (1st) anniversary of this Agreement shall be delivered to Parent upon demand, and Equityholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.08 shall thereafter look only to Parent for satisfaction of their claims for any merger consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates without any interest thereon. Any amounts remaining unclaimed by Equityholders three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any Lien.

Section 2.09 Withholding Rights. Each of Parent, Merger Sub, the Payment Agent, the Escrow Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Equityholder or former Equityholder or other Person pursuant to this Agreement such amounts as Parent, Merger Sub, the Payment Agent, the Escrow Agent or the Surviving Corporation, as the case may be, is required to deduct or withhold therefrom under the Code, or any Tax law, with respect to the making of such payment. To the extent that such amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation and its Subsidiaries or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Acquired Companies, the officers and directors of the Surviving Corporation and its Subsidiaries and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Acquired Companies and otherwise) to take such action.

Section 2.11 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any share of Company Capital Stock that, as of the Effective Time, does or may carry appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration due in respect of such share pursuant to Section 2.06, and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such share carrying appraisal rights shall not be perfected, or if any such share shall lose its status as a share carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the payment due in respect of such share in accordance with Section 2.06.

(b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL, and (ii) the reasonable opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

Section 2.12 Closing Working Capital Adjustment.

(a) Pre-Closing Estimate. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent the Company’s good-faith estimate of each of (i) the Closing Working Capital, (ii) the Closing Indebtedness and (iii) the Closing Cash, such estimates to be prepared in accordance with (A) the same accounting principles and methods the Company has used to operate its business and to produce the Company’s most recent audited Financial Statements and (B) the illustration set forth on Schedule 2.12(a) (clauses (A) and (B), collectively, the “Specified Accounting Principles”). The Company shall deliver all relevant backup materials, schedules and the illustration prepared as set forth above, in detail reasonably acceptable to Parent, concurrently with the delivery of such estimate. Based on such estimate and prior to the Closing Date, Parent and the Company shall in good faith calculate an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), the Closing Indebtedness (the “Estimated Closing Indebtedness”) and the Closing Cash (the “Estimated Closing Cash”), which estimates shall be used to calculate the Aggregate Merger Consideration at Closing.

(b) Post-Closing Adjustment.

(i) As promptly as practicable, but in no event later than sixty (60) calendar days following the Closing Date, Parent shall cause to be prepared in accordance with the Specified Accounting Principles, and delivered to the Equityholder Representative an unaudited balance sheet of the Company as of immediately prior to the Closing (the “Closing Balance Sheet”), together with a statement (the “Parent Closing Statement”) setting forth in reasonable detail Parent’s calculation of each of (i) the Closing Working Capital, (ii) the Closing Indebtedness and (iii) the Closing Cash and attaching all relevant backup materials, schedules and the illustration prepared as set forth above, in detail reasonably acceptable to the Equityholder Representative.

(ii) From and after the delivery of the Closing Balance Sheet and the Parent Closing Statement, Parent, and, as necessary, any Affiliate of Parent, shall provide the Equityholder Representative and any accountants or advisors retained by the Equityholder Representative with reasonable access to the books and records of the Surviving Corporation (or any successor thereto) for the purposes of: (A) enabling the Equityholder Representative and its accountants and advisors to calculate, and to review

Parent’s calculation of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash; and (B) identifying any dispute related to the calculation of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash set forth in the Parent Closing Statement.

(iii) If the Equityholder Representative disputes the calculation of any of the Closing Working Capital, the Closing Indebtedness or the Closing Cash set forth in the Parent Closing Statement, then the Equityholder Representative shall deliver a written notice (a “Dispute Notice”) to Parent and the Escrow Agent during the 30-day period commencing upon receipt by the Equityholder Representative of the Closing Balance Sheet and the Parent Closing Statement (the “Review Period”). The Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation.

(iv) If the Equityholder Representative does not deliver a Dispute Notice to Parent prior to the expiration of the Review Period, Parent’s calculation of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash set forth in the Parent Closing Statement shall be deemed final and binding on Parent, the Equityholder Representative and the Company Stockholders for all purposes of this Agreement.

(v) If the Equityholder Representative delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Equityholder Representative and Parent shall use commercially reasonable efforts to reach agreement on the calculation of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash, as applicable. If the Equityholder Representative and Parent are unable to reach agreement on the calculation of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash within 20 calendar days after the end of the Review Period, the Equityholder Representative, on the one hand, or Parent, on the other hand, shall have the right to refer such dispute to a nationally recognized accounting firm chosen by Parent and the Equityholder Representative (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 20th day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) each of Parent and the Equityholder Representative shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash; (ii) the Designated Accounting Firm shall determine the Closing Working Capital in accordance with the Specified Accounting Principles within 30 calendar days of such referral and, upon reaching such determination, shall deliver a copy of its calculations (the “Expert Calculations”) to the Equityholder Representative, Parent and the Escrow Agent; and (iii) the determination of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash made by the Designated Accounting Firm shall be final and binding on Parent, the Equityholder Representative and the Company Stockholders for all purposes of this Agreement, absent manifest error. In calculating each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash, the Designated Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice. The Expert Calculations (i) shall reflect in detail the differences, if any, between the Closing Working Capital, the Closing Indebtedness and the Closing Cash, as applicable, reflected therein and the Closing Working Capital, the Closing Indebtedness and the Closing Cash, respectively, set forth in the Parent Closing Statement, and (ii) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Equityholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Equityholder Representative as the case may be. The fees and expenses of the Designated Accounting Firm shall be paid by Parent and the Equityholder Representative (on behalf of the Equityholders) from the Equityholder Representative Expense Fund in inverse proportion as they may prevail (based on the disputed items as resolved by the Designated Accounting Firm as compared to the disputed items proposed by Parent and the Equityholder Representative, respectively), as determined by the Designated Accounting Firm.

(c) Procedure for Payment Following Post-Closing Adjustment. Within three (3) Business Days following the final determination of each of the Closing Working Capital, the Closing Indebtedness and the Closing Cash:

(i) If the Closing Working Capital, as finally determined in accordance with this Section 2.12, is less than the Estimated Closing Working Capital (such deficiency, a “Working Capital Shortfall”), then Parent and the Equityholder Representative shall promptly direct the Escrow Agent to disburse to the Surviving Corporation the amount of such Working Capital Shortfall from the Indemnity Escrow Fund in accordance with the Escrow Agreement; or if the Estimated Closing Working Capital is less than the Closing Working Capital, as finally determined in accordance with this Section 2.12, Parent shall deposit the amount of such excess of the Closing Working Capital over the Estimated Closing Working Capital with the Payment Agent for distribution to the Equityholders (in accordance with Section 2.08 and the written instructions provided by the Equityholder Representative to the Payment Agent). If the Estimated Closing Working Capital equals the Closing Working Capital, as finally determined in accordance with this Section 2.12, no disbursement or deposit will be required.

(ii) If the Closing Indebtedness, as finally determined in accordance with this Section 2.12, is greater than the Estimated Closing Indebtedness (such excess, a “Indebtedness Overage”), then Parent and the Equityholder Representative shall promptly direct the Escrow Agent to disburse to the Surviving Corporation the amount of such Indebtedness Overage from the Indemnity Escrow Fund in accordance with the Escrow Agreement; or if the Estimated Closing Indebtedness is greater than the Closing Indebtedness, as finally determined in accordance with this Section 2.12, Parent shall deposit the amount of such excess of the Estimated Closing Indebtedness over the Closing Indebtedness with the Payment Agent for distribution to the Equityholders (in accordance with Section 2.08 and the written instructions provided by the Equityholder Representative to the Payment Agent). If the Estimated Closing Indebtedness equals the Closing Indebtedness, as finally determined in accordance with this Section 2.12, no disbursement or deposit will be required.

(iii) If the Closing Cash, as finally determined in accordance with this Section 2.12, is less than the Estimated Closing Cash (such deficiency, a “Cash Shortfall”), then Parent and the Equityholder Representative shall promptly direct the

Escrow Agent to disburse to the Surviving Corporation the amount of such Cash Shortfall from the Indemnity Escrow Fund in accordance with the Escrow Agreement; or if the Estimated Closing Cash is less than the Closing Cash, as finally determined in accordance with this Section 2.12, Parent shall deposit the amount of such excess of the Closing Cash over the Estimated Closing Cash with the Payment Agent for distribution to the Equityholders (in accordance with Section 2.08 and the written instructions provided by the Equityholder Representative to the Payment Agent). If the Estimated Closing Cash equals the Closing Cash, as finally determined in accordance with this Section 2.12, no disbursement or deposit will be required.

Notwithstanding the foregoing, each of the payments required to be made pursuant to this Section 2.12(c) may be made on a cumulative basis and netted against one another.

Section 2.13 Treatment of Company Options.

(a) At the Effective Time, each In-the-Money Company Option that is outstanding as of immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Common Per Share Amount less the exercise price per share of such Company Option (the “Option Consideration”). Each holder of an outstanding In-the-Money Company Option shall be entitled to receive in exchange for the cancellation thereof the Option Consideration with respect to each share of Company Capital Stock subject to such outstanding In-the-Money Company Option, minus the portion of such cash amount to be deposited in the Escrow Funds pursuant to Section 2.08(d), and the Company shall cause such payment to be made to the holder of such Company Option, if a current or former employee of the Company, through the payroll system of the Company or, if not a current or former employee of the Company, through the Payment Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Company following the Closing Date).

(b) All Company Options which are not In-the-Money Company Options shall be cancelled as of immediately prior to the Effective Time in exchange for no consideration.

(c) Not less than 15 days prior to the Effective Time, the Company shall send a written notice in a form reasonably acceptable to Parent to each holder of an outstanding Company Option that shall inform such holder of the treatment of the Company Options provided in this Section 2.13.

Section 2.14 Treatment of Warrants. Promptly following the date of this Agreement, the Company shall deliver notice of the transactions contemplated by this Agreement in accordance with the terms of each outstanding Company Warrant. To the extent that any Company Warrant will not expire or be cancelled by its terms by virtue of the Merger, the Company shall use its commercially reasonable efforts to cause each Company Warrant (including pursuant to an amendment thereto), as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, to be cancelled and extinguished to the extent such Company Warrant is not exercised prior to the Closing (each, a “Cancelled Warrant”), and as a result thereof, to cause each holder of a Cancelled Warrant to cease to have any rights with respect thereto, except the right to receive in respect thereof at the Closing, with respect to any Company Series B-1 Warrant, an amount equal to: (x) the product of (1) the number of shares of Company Preferred Stock that would be issued immediately prior to the Effective Time assuming the exercise of the applicable Company Warrant for cash, multiplied by (2) the Class B Per Share Amount, less (y) the aggregate cash exercise price per share of Company Preferred Stock underlying such Company Warrant that would otherwise be payable with respect to such Cancelled Warrant, less (z) the portion of such cash amount to be deposited in the Escrow Funds pursuant to Section 2.08(d) (such amount, the “Cancelled Warrant Consideration”). The Payment Agent shall pay (and Purchaser shall cause the Payment Agent to pay) the applicable Cancelled Warrant Consideration, if any, to each holder of Cancelled Warrants in respect thereof at the Closing as set forth in this Section 2.14 upon receipt of a warrant agreement for each such Cancelled Warrant, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.08, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent the following representations and warranties as of the date of this Agreement and (except for such representations and warranties made as of a certain date) as of the Closing Date. Notwithstanding anything to contrary herein, for purposes of these representations and warranties, (i) the term “Company”, “Acquired Company” or similar defined term shall not include the Pre-Closing Acquired Entities acquired as a result of the Interim Acquisition, except with respect to matters that solely relate to and arise during the period after the closing of the Interim Acquisition and prior to the Closing to the extent such matters are a result of any actions taken by any Acquired Company during such period, and (ii) the Company shall not be deemed to have made any representations and warranties herein regarding the Pre-Closing Acquired Entities or such entities’ business, assets, liabilities, operations, financial condition or otherwise, except with respect to matters that solely relate to and arise during the period after the closing of the Interim Acquisition and prior to the Closing to the extent such matters are a result of any actions taken by any Acquired Company during such period.

Section 3.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or be in good standing is not, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified or be in good standing is not, and would not reasonably be expected to be, material to the Acquired Companies, individually or taken as a whole; and (iii) has all corporate power required to carry on its business as now conducted.

(c) The Company has made available to Parent accurate and complete copies of: (i) the certificate of incorporation and bylaws (or equivalent constituent document), including all amendments thereto, of each Acquired Company; (ii) the stock records of each Acquired Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the Company Board of Directors and all committees thereof, and the boards of directors and committees thereof or equivalent governing bodies of each of the Company’s Subsidiaries, in each case, since January 1, 2010. There is no current violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent constituent documents), including all amendments thereto, of any Acquired Company and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders of the Acquired Companies, the Company Board of Directors and all committees thereof, and the boards of directors and committees thereof or equivalent governing bodies of each of the Company’s Subsidiaries.

Section 3.02 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the Company Board of Directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The affirmative vote of the holders of (i) a majority of the voting power of the then-outstanding shares of Company Capital Stock and (ii) sixty-six and seven tenths percent (66.7%) of the voting power of the then-outstanding shares of Class A Preferred, in each case voting together as a single class and on an as-converted to Common Stock basis, are the only votes of the holders of any of the Company Capital Stock necessary to adopt this Agreement (the “Company Stockholder Approval”), which approval shall be in the form of Exhibit I.

(b) At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 5.03) to recommend adoption of this Agreement (such recommendation, the “Company Board Recommendation”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the any Acquired Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which any Acquired Company is entitled under any provision of any Contract binding upon any Acquired Company or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of any Acquired Company or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) on any asset of any Acquired Company.

Section 3.05 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 104,044,215 shares of Company Common Stock and 50,245,668 shares of Company Preferred Stock, of which 10,710,810 shares are designated as Series A-1 Preferred Stock, 10,710,810 shares are designated as Series A-2 Preferred Stock, 10,109,286 are designated as Series B-1 Preferred Stock, 12,998,238 are designated as Series B-2 Preferred Stock, 1,617 are designated as Series B-3 Preferred Stock and 4,804 shares are designated as Series B-4 Preferred Stock. As of the date of this Agreement, there were outstanding 380,913 shares of Company Common Stock, 10,710,808 shares of Series A-1 Preferred Stock, 10,710,810 shares of Series A-2 Preferred Stock, 10,067,378 shares of Series B-1 Preferred Stock, 12,998,238 shares of Series B-2 Preferred Stock, 1,617 shares of Series B-3 Preferred Stock, 4,804 shares of Series B-4 Preferred Stock, Company Options to purchase an aggregate of 2,725,320 shares of Company Common Stock (of which options to purchase an aggregate of 926,607 shares of Company Common Stock were exercisable), Company Common Warrants exercisable for 0 shares of Company Common Stock and Company Series B-1 Warrants exercisable for 161.7363 shares of Series B-1 Preferred Stock. As of the date of this Agreement, there are no shares of Company Capital Stock subject to forfeiture or a right of repurchase in favor of the Company. Each Company Common Warrant that is not exercised at the Closing will expire in accordance with its terms prior to the Closing. Each share of Company Preferred Stock is convertible into the right to receive one share of Company Common Stock.

(b) As of the date of this Agreement, the Company has reserved 3,077,424 shares of Company Common Stock for issuance on exercise of Company Options. All outstanding shares of Company Capital Stock have been, and all shares that may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Company Capital Stock that remain subject to vesting or forfeiture restrictions. Section 3.05(b)(i) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Option to purchase shares of Company Capital Stock as of the date of this Agreement, including the holder, date of grant, the number of shares of Company Capital Stock subject to such Company Option at the time of grant, the number of shares of Company Capital Stock subject to such Company Option as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of March 31, 2013) and whether such Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code, the date on which such Company Option expires and whether the vesting of such Company Option shall be subject to any acceleration in connection with the Merger or any other transactions contemplated by this Agreement. Section 3.05(b)(ii) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Warrant as of the date of this agreement, including the holder, the date of issuance, the expiration date, the number of shares of Company Capital Stock subject to such Company Warrant at the time of issuance, the number of shares of Company Capital Stock subject to such Company Warrant as of the date of this Agreement and the exercise price per share of Company Capital Stock underlying such Company Warrant.

(c) Except as otherwise set forth in Section 3.05(a) and for changes since the date of this Agreement resulting from the exercise of Company Options or Company Warrants outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d) All outstanding shares of Company Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e) The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other Applicable Law, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(f) The Consideration Spreadsheet will be accurate and complete in all respects as of the Effective Time.

(g) Section 3.05(g) of the Company Disclosure Schedule lists, as of the date of this Agreement, for each Subsidiary of the Company the percentage of equity securities owned or controlled, directly or indirectly, by the Company as of the date hereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company, directly or indirectly, free and clear of any Liens, other than Permitted Liens. The Company has not agreed and is not obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

Section 3.06 Financial Statements.

(a) The Company has made available to Parent the Company’s audited consolidated balance sheets as of December 31, 2012, 2011 and 2010 and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2012, 2011 and 2010, and the unaudited consolidated interim balance sheet as of February 28, 2013 and the related unaudited consolidated interim statements of income, stockholders’ equity and cash flows for the two (2) months ended February 28, 2013 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) fairly present, in all material respects, in accordance with GAAP, the financial condition of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c) The books of account and other financial records of the Acquired Companies have been kept accurately, in all material respects, in the ordinary course of business consistent with Applicable Laws, and the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein in all material respects. The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since December 31, 2007, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Acquired Companies.

(d) All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Acquired Companies as of the Closing Date will be, incurred in the ordinary course of business consistent with past practice.

Section 3.07 Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any Material Adverse Effect;

(b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or material assets of any Acquired Company;

(c) any amendment of the certificate of incorporation or bylaws or equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(d) any splitting, combination or reclassification of any shares of Company Capital Stock or any equity securities of any Subsidiary of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or any equity securities of any Subsidiary of the Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any equity securities of any Subsidiary of the Company;

(e) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or any equity securities of any Subsidiary of the Company, other than the issuance of any shares of Company Capital Stock upon the exercise of Company Options that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement or (ii) amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise) or any equity securities of any Subsidiary of the Company;

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Acquired Company in excess of $100,000 individually or $350,000 in the aggregate;

(g) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Acquired Company of any assets, securities, properties, interests or businesses;

(h) any sale, lease or other transfer, or creation or incurrence of any Lien (other than Permitted Liens) on, any material assets, securities, material properties, interests or businesses of any Acquired Company, other than sales of products or services in the ordinary course of business consistent with past practice;

(i) the making by any Acquired Company of any loans, advances or capital contributions to, or investments in, any other Person;

(j) the creation, incurrence or assumption by any Acquired Company of any Indebtedness;

(k) (i) the entering into of any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect any Acquired Company, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, geographic area or with any Person or (ii) the entering into, amendment or modification or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company;

(l) any failure to maintain, or allowance to lapse, or abandonment, including by failure to pay the required fees in any jurisdiction, as applicable, of any Company IP used in or otherwise material to the business, other than in the ordinary course consistent with past practice regarding Company IP that is not material to the conduct of the business;

(m) any allowance to lapse of any Contract in which any of the Acquired Companies is granted any right to use any third party Intellectual Property Right or Technology;

(n) any event, occurrence or development that would reasonably be expected to trigger the release of the source code or other proprietary software of any of the Acquired Companies to any third party;

(o) (i) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, officer, advisor, consultant or employee of any Acquired Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer, advisor, consultant or employee of any Acquired Company, (iv) the establishment, adoption or amendment (except as required by Applicable Law (including to avoid adverse tax consequences under Section 409A of the Code)) in any material respect of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, advisor, consultant or employee of any Acquired Company or (v) any increase in compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company;

(p) any change in the methods of accounting or accounting practices of any Acquired Company, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(q) any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against any Acquired Company, (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(r) (i) any sale of Inventory or products outside the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels or (ii) failure to maintain Inventory sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times in the ordinary course of business;

(s) any new, change in or revocation of any material Tax election; settlement or compromise of any claims, notices, audit reports or assessments in respect of Taxes involving $100,000 or more in the aggregate; change in any annual Tax accounting period, adoption or change in any method of Tax accounting; filing of any material Tax Return; entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(t) any agreement or commitment to take any of the actions referred to in clauses (a) through (s).

Section 3.08 No Undisclosed Liabilities. No Acquired Company has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, in excess of $1,000 individually or $25,000 in the aggregate, other than:

(a) liabilities or obligations disclosed and provided for in the Balance Sheet or in the notes thereto;

(b) liabilities or obligations that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) liabilities (to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Contracts, and other than any such liabilities resulting from any breach by any Acquired Company of such a Contract) or executory obligations under Contracts of the Acquired Companies that were entered into in the ordinary course of business consistent with past practice;

(d) liabilities or obligations identified in Section 3.08 of the Company Disclosure Schedule; and

(e) liabilities or obligations arising under this Agreement, including any Company Transaction Expenses.

Section 3.09 Material Contracts.

(a) As of the date of this Agreement, no Acquired Company is party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i) any lease (whether of real or personal property) providing for annual rentals of $500,000 or more;

(ii) any Contract pursuant to which any Intellectual Property Rights or Technology which are currently being used by any Acquired Company is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than Contracts for Standard Software and NDAs);

(iii) other than NDAs and Product Purchase Contracts, any Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party.

(iv) any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Effective Time, the right or ability of Parent or the Surviving Corporation or any of their respective Affiliates (A) to compete in any line of business or in any area or with any Person or which would so limit the freedom of Parent or the Surviving Corporation or any of their respective Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company or any related Technology or Intellectual Property Right), (B) to acquire any product, asset or services from any other Person with whom the Acquired Companies conduct business, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, in each case, with whom the Acquired Companies conduct business, or (C) develop or distribute any Intellectual Property Rights or Technology (other than pursuant to Contracts for Standard Software or NDAs);

(v) any Contract that includes a covenant not to sue or a settlement agreement;

(vi) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of $500,000 or more or (B) aggregate payments by any Acquired Company of $500,000 or more, except, in each case, any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(vii) any Contract for the sale or distribution by any Acquired Company of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments to any Acquired Company of $500,000 or more or (B) aggregate payments to any Acquired Company of $500,000 or more, except, in each case, any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(viii) any Contract providing for “most favored nation” terms, including such terms for pricing;

(ix) any Contract relating to marketing and advertising of the Acquired Companies, except, in each case, any Contract entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(x) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract (including any Contract providing for joint research, development, marketing or distribution);

(xi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2010 or pursuant to which any Acquired Company has any current or future rights or obligations;

(xii) any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xiii) any Contract relating to the acquisition, issuance or transfer of any securities (other than Company Options or Company Warrants outstanding as of the date of this Agreement);

(xiv) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xv) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company, (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business); or (C) any Acquired Company has assumed any “take-or-pay” obligations;

(xvi) any Contract relating to the creation of any Lien with respect to any asset of any Acquired Company;

(xvii) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice and do not materially differ in substance from the Company’s standard form agreement(s) with respect to such indemnification, as provided to Parent);

(xviii) any Contract with any Related Person; and

(xix) any employment, severance, retention, bonus or other agreement with any current or former employee, officer, director, advisor or consultant of any Acquired Company pursuant to which any Acquired Company has any current or future rights or obligations.

(b) The Company has made available to Parent accurate and complete copies of all written Contracts identified in Section 3.09(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.09(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract identified in Section 3.09(a) of the Company Disclosure Schedule that is not in written form.

(c) Each Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, and no Acquired Company is and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) Since January 1, 2011, no Acquired Company has received any written notice or, to the Knowledge of the Company, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e) As of the date of this Agreement, no Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

Section 3.10 Compliance with Applicable Laws.

(a) Each Acquired Company is, and has at all times since January 1, 2010 been, in material compliance with, and to the Knowledge of the Company is not, and at no time since January 1, 2010 has been, under investigation with respect to or threatened overtly to be charged with or given notice of any violation of, any Applicable Law.

(b) Each Acquired Company is, and has at all times since January 1, 2010 been, in material compliance with United States and foreign export control laws and regulations, including: the Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing ITAR; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“Export Laws”), applicable to its export transactions. Without limiting the foregoing:

(i) the Company produces and trades in items that are subject to export requirements under the Export Laws, as set forth in Section 3.10(b)(i) of the Company Disclosure Schedule) from the United States or other countries, as applicable;

(ii) there are no pending or, to the Knowledge of the Company, overtly threatened claims or investigations of potential violations against any Acquired Company with respect to export activity or licenses or other approvals; and

(iii) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that would reasonably be expected to give rise to any future claims.

(c) Since January 1, 2010, no Acquired Company has and, to the Knowledge of the Company, no agent, employee or other Person associated with or acting on behalf of any Acquired Company has, directly or indirectly:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute; or

(iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 3.11 Litigation.

(a) There is no pending Proceeding, and to the Knowledge of the Company, since January 1, 2010, no Person has threatened overtly to commence any Proceeding: (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of Applicable Law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

(b) There is no order, writ, injunction, directive, restriction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business as currently conducted. To the Knowledge of the Company, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12 Real Property.

(a) None of the Acquired Companies owns any interest in any real property other than the Leases in the Leased Real Property.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of all Contracts (each, as amended, supplemented or otherwise modified from time to time, a “Lease”) pursuant to which any Acquired Company leases, subleases, licenses or otherwise occupies any real property and interests in real property (whether as landlord, tenant, subtenant or pursuant to any other occupancy agreement) (the “Leased Real Property”) and sets forth the address, landlord and tenant for each Lease. The Company has made available to Parent true and complete copies of the Leases, together with all amendments, modifications and supplements thereto.

(c) No Acquired Company has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property.

(d) Each parcel of Leased Real Property has received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and has been operated and maintained in all material respects in accordance with, and is not in material violation of, Applicable Laws.

(e) No Acquired Company has received any written notice within the twelve (12) months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Leased Real Property.

(f) No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Leased Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Leased Real Property.

(g) The Company or one of the Acquired Companies has the right to use and occupy the Leased Real Property for the full term of the Lease relating thereto.

Section 3.13 Properties.

(a) The Company or one of the other Acquired Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has good and valid leasehold interests in, all tangible property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices (collectively, the “Assets”). None of the Assets is subject to any Lien, except:

(i) Liens disclosed on the Balance Sheet;

(ii) statutory Liens for current Taxes not yet due and payable or Taxes that are being contested diligently and in good faith by appropriate proceedings for which a reserve has been established in accordance with GAAP; or

(iii) Liens that, individually or in the aggregate, do not and would not reasonably be expected to, materially detract from the value of any of the Assets or materially interfere with any present or intended use of the Assets (clauses “(i)” through “(iii)” of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b) All leases of such real property and personal property, including the Leases, are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default on the part of either party to such lease.

(c) All Assets owned or leased by each Acquired Company have no material defects, are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(d) The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use pursuant to a valid and enforceable Contract, constitute all of the property and assets used or held for use in connection with the businesses of the Acquired Companies and are adequate to conduct such business as currently conducted.

Section 3.14 Products and Services.

(a) There are no warranties (express or implied) outstanding with respect to any products or services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2010, beyond that set forth in the Company’s standard conditions of sale or service, copies of which the Company has provided to Parent (for each such product or service, the “Standard Warranty”).

(b) Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2010 performed in all material respects in conformity with the Standard Warranty.

(c) Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2010 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

(d) Section 3.14(d) of the Company Disclosure Schedule sets forth, a complete and accurate listing of all Product Warranty claims received and logged by any Acquired Company regarding any Company Product since January 1, 2010 through the date of this Agreement, including a listing of the resolution of all such product warranty claims, excluding any such undisputed claims any Acquired Company has properly denied in the ordinary course of business consistent with past practice.

Section 3.15 Inventory. Except as provided in the Company’s reserves in the Financial Statements, the Inventory of the Acquired Companies, wherever located, is in good condition and free of any material defect or deficiency, is usable or saleable in the ordinary course of the business. The Inventory levels maintained by each of the Acquired Companies (i) except as provided in the Company’s reserves in the Financial Statements, are not excessive in light of their normal operating requirements and (ii) are adequate for the conduct of each of the Acquired Company’s operations in the ordinary course of business. Each item of Inventory is properly stated on the Financial Statements (to the extent existing on the date thereof) and on the books and records of the Acquired Companies at the lesser of cost or fair market value. Except as provided in the Company’s reserves in the Financial Statements, none of such Inventory is obsolete based on the purposes for which such Inventory is currently intended by the Company and, as of the date of this Agreement, no write-down of such Inventory has been made in the period since the date of the most recent Financial Statements, except for adjustments, that do not exceed $250,000 in the aggregate, to reserves for excess and obsolete Inventory made in accordance with the Company’s past practice consistently applied.

Section 3.16 Intellectual Property Rights.

(a) Section 3.16(a)(i) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each product category currently marketed, licensed, sold, distributed or otherwise made available by any Acquired Company, plus any product category currently under development by any Acquired Company that such Acquired Company intends to make commercially available within 18 months after the date hereof (collectively, “Company Products”). Section 3.16(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Company IP Contracts as of the date of this Agreement pursuant to which any of the Acquired Companies is obligated to pay ongoing royalties, fees, commissions, and other similar amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the distribution of products or the provision of services by any Acquired Company or the use of any Company IP or third party Intellectual Property Rights or Technology.

(b) Section 3.16(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of

Registered IP and the nature of such ownership interest, and (iv) all material unregistered Trademarks used in connection with any Acquired Company’s products or services. The Company has provided to Parent complete and accurate copies of all applications and material correspondence with any Governmental Authority in the Company’s, or Company’s counsel’s possession related to each such item of Registered IP.

(c) Section 3.16(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology that are explicitly scheduled in a license to the Company (other than Standard Software), (ii) the corresponding Company IP Contract or Company IP Contracts pursuant to which such Intellectual Property Right or Technology is licensed to the Company, (iii) whether the license or licenses granted to any Acquired Company is or are, as the case may be, exclusive or nonexclusive, and (iv) whether the Company is obligated to pay ongoing royalties, fees, commissions, and other similar amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the license of such Intellectual Property Right or Technology. No Person who has licensed Technology or Intellectual Property Rights to any Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

(d) Section 3.16(d) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each Company IP Contract pursuant to which any Person is granted any license or covenant not to sue under, or otherwise has received or acquired any similar right (whether or not currently exercisable) or interest in, any Company IP. No Acquired Company is bound by, and no Company IP is subject to, any Company IP Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right, to any Person, other than the sale of the Acquired Company’s products in the ordinary course of business, pursuant to Product Purchase Contracts.

(e) An Acquired Company owns or otherwise has the right to use all Technology and Intellectual Property Rights used in, held for use in or necessary for the conduct of the business as currently conducted, including the design, development, coding, license, use, maintenance and support of all Company Products. The Company IP, together with all Intellectual Property Rights and Technology validly licensed to the Acquired Companies, constitutes all of the Intellectual Property Rights and Technology, other than Standard Software, used in, held for use in or necessary to operate the business as currently conducted. Notwithstanding the foregoing, this Section 3.16(e) excludes any representation or warranty as to infringement, misappropriation or violation of third party Intellectual Property Rights.

(f) The Company has made available to Parent an accurate and complete copy of each standard form of Company IP Contract currently used by any Acquired Company, including each standard form of (i) end user license agreement or terms of service, (ii) affiliate, partner or marketing agreement, (iii) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision, (iv) development, consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision, or (v) confidentiality or nondisclosure agreement.

(g) The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens and licenses and rights granted pursuant to the Contracts listed in Section 3.16(d) of the Company Disclosure Schedule). None of the Acquired Companies has received any written notice or claims challenging any of the Acquired Company’s exclusive ownership of any Company IP or the validity or enforceability of any Company IP. Each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was involved in the creation or development of any Company IP has signed an enforceable agreement containing an assignment to the applicable Acquired Company of all Intellectual Property Rights in such Person’s contribution to the Company IP. No current or former shareholder, officer, director, or employee of any of the Acquired Companies has any claim, right (whether or not currently exercisable), or ownership interest in any Company IP.

(h) All Company IP that is Registered IP is, to the Company’s Knowledge, valid, subsisting, and enforceable. The Acquired Companies have made all filings and payments and taken all other formal actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2010, has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP that is Registered IP is being or has been contested or challenged. No trademark registration filed by or on behalf of any of the Acquired Companies at any time since January 1, 2010, has been abandoned, allowed to lapse, or rejected, except for such registrations that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment. To the Knowledge of the Company, no trademark or trade name owned, used, or applied for by any of the Acquired Companies conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person. To the Knowledge of the Company, no event or state of facts (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in the abandonment of any material trademark (whether registered or unregistered) owned by any of the Acquired Companies. None of the Acquired Companies has engaged in Patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP. Each of the Acquired Companies and, to the Knowledge of the Company, their respective patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Company IP. Section 3.16(h) of the Company Disclosure Schedule sets forth a detailed listing with respect to each item of Registered IP and all formal actions, filings and payment obligations due to be made to any Governmental Authority within 180 days following the date hereof.

(i) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated since January 1, 2010, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.16(i) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (and the Company has provided to Parent a complete and accurate copy of) each letter or other written communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a modification, reduction, loss of, or Lien on, any Company IP (other than a Permitted Lien); (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.16(c) or 3.16(d) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company IP.

(k) (A) None of the Acquired Companies has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or violating, any Intellectual Property Right of any other Person, relating to the conduct of the business of the Acquired Companies, and (B) without limiting the foregoing, the products and services of the Acquired Companies do not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any other Person; provided, however, that the representations and warranties made in this sentence are made to the Knowledge of the Company as they relate to Patent rights. No infringement, misappropriation, or similar claim or proceeding is pending or threatened in writing against any of the Acquired Companies, or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by any of the Acquired Companies in the conduct of the business of the Acquired Companies with respect to such claim or proceeding. None of the Acquired Companies has received any written notice or other written communication relating to (i) the invalidity of any of the Company IP, or (ii) any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by any of the Acquired Companies relating to the conduct of the businesses of the Acquired Companies. The representations and warranties in this Section 3.16(k) are the Company’s sole representations and warranties with respect to infringement, misappropriation or violation of third party Intellectual Property Rights.

(l) Each of the Acquired Companies has taken commercially reasonable steps (including entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensors, licensees, suppliers, distributors, agents and customers where necessary and appropriate) to safeguard, maintain the confidentiality of, and otherwise protect and enforce its rights in all proprietary information that the Acquired Companies hold or purport to hold as a trade secret included in the Company IP or related to the conduct of the business of the Acquired Companies. Without limiting the foregoing, to the Knowledge of the Company (i) no employee, independent contractor or agent of any of the Acquired Companies has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of any of the Acquired Companies; (ii) no employee, independent contractor or agent of any of the Acquired Companies is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use, disclosure or transfer of the Intellectual Property Rights of any of the Acquired Companies; and (iii) no employee of any of the Acquired Companies is (A) bound by or otherwise subject to any Contract restricting such employee from performing their duties for any of the Acquired Companies, or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to their activities as an employee of any of the Acquired Companies.

(m) None of the software included in any Company Product currently or previously made commercially available by any Acquired Company (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product or (ii) fails to comply, in any material respect, with any contractual commitment (other than warranties) relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(n) No Company Product, and to the Knowledge of the Company, no third party software incorporated in or provided with any Company Product, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code intentionally designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(o) No source code for any Company Product has been delivered, licensed, or made available by any Acquired Company to any escrow agent or other Person who is or was not an employee or consultant of the Company. No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Product to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Acquired Company. No event has occurred, and, to the Company’s Knowledge, no condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Product to any other Person who is not, as of the date of this Agreement, an employee of any Acquired Company.

(p) No Company Product is subject to any “copyleft” or other similar obligation or condition under any license (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that, other than with respect to the software that is the subject of such license (or modifications to such software), requires, or conditions the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Product, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Products or portions thereof or (ii) otherwise imposes any limitation or restriction on the right or ability of any Acquired Company to use, distribute or charge for any Company Product.

(q) No funding, facilities or personnel of any public or private university, college or other similar educational or similar research institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(r) The Acquired Companies are not and never have been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel any of the Acquired Companies to grant or offer to any third party any license or right to or would otherwise impair any of the Acquired Company’s control of Company IP.

Section 3.17 Information Technology.

(a) To the extent actually implemented, operated and maintained by any of the Acquired Companies, the IT Systems are implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (i) each Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (ii) each Acquired Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the security and the integrity of its IT Systems. Each Acquired Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

(b) Since January 1, 2010 through the date of this Agreement, the IT Systems have not:

(i) failed to function in any way that has had a Material Adverse Effect;

(ii) to the Knowledge of the Company, been infected by any software virus; or

(iii) to the Knowledge of the Company, been accessed by any unauthorized person.

Section 3.18 Privacy.

(a) The Acquired Companies that collect or use Personal Data are registered with the relevant data protection authority in any applicable jurisdiction where the Acquired Companies process or control Personal Data, to the extent such registration is required under Applicable Law.

(b) Each of the Acquired Companies operates reasonable measures and systems designed to prevent unauthorized access to or use of Personal Data held by the Acquired Companies.

(c) None of the Acquired Companies is party to an agreement that requires the transfer of Personal Data by the Acquired Companies to a third party or that requires a third party to transfer Personal Data to the Acquired Companies.

(d) Since January 1, 2010 through the date of this Agreement:

(i) none of the Acquired Companies has received a written complaint or objection to its collection or use of Personal Data that remains unresolved; and

(ii) the collection or use of Personal Data by the Acquired Companies has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).

Section 3.19 Insurance Coverage. The Company has made available to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar in size to and operating in the industry of the Acquired Companies. The Company has no Knowledge of any threatened termination of, premium increase (other than annual premium increases in the ordinary course of business consistent with past practice) with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 3.20 Licenses and Permits. The Acquired Companies have, and at all times since January 1, 2010 have had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to service its accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies. Since January 1, 2010, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all Permits issued to any Acquired Company. Each such Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect. Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all Permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain.

Section 3.21 Tax Matters.

(a) Each Acquired Company has duly and timely filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns comply with Applicable Law in all material respects. All Taxes due and owing by such Acquired Company (whether or not shown on any Tax Returns) have been timely paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Company, no claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that such Acquired Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) The unpaid Taxes of the Acquired Companies did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company. The Company has delivered or made available to Parent complete and accurate copies of all income Tax Returns and other material federal, state, local and foreign Tax Returns of each Acquired Company (and any predecessor thereof) for all taxable periods beginning on or after January 1, 2009. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes of any Acquired Company is currently in effect.

(d) There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings for which an appropriate reserve has been established to the extent required by GAAP).

(e) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority filed or made on or prior to the Closing Date, any prepaid amount on or prior to the Closing, or any election under Section 108(i) of the Code or any intercompany transaction or (ii) excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(f) No Acquired Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code; or (iii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(g) No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any Acquired Company.

(h) No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any agreement or loan the principal purpose of which is unrelated to Taxes and that was entered into in the ordinary course of business).

(i) No Acquired Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for state, local or foreign Tax purposes. No Acquired Company has any liability for the Taxes of any Person (other than Taxes of the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(k) Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of such Acquired Company or other Person, and each Acquired Company has complied with all reporting and recordkeeping requirements in respect thereto.

(l) No Acquired Company has been a party to any transaction intended to qualify under Section 355 of the Code.

(m) No Acquired Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a) (other than any of the Company’s Subsidiaries indicated on Section 3.01(b) of the Company Disclosure Schedule as having been organized in the United States).

(n) For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, no Acquired Company has recognized any material amount of subpart F income within the meaning of Section 952 of the Code.

(o) As of the Closing Date, no Acquired Company will hold assets which constitute a material amount of U.S. property within the meaning of Section 956 of the Code.

(p) None of the Acquired Companies is the beneficiary of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of any Governmental Authority (including any exemptions under any program authorized by any Governmental Authority in Mexico for the temporary importation of goods).

(q) No Acquired Company has participated in nor is it participating in an international boycott within the meaning of Code Section 999.

Section 3.22 Employees and Employee Benefit Plans.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) the names, titles, annual base salary (or wage rate), commission, and any other cash compensation or bonus opportunity of all employees of the Acquired Companies as of the date of this Agreement, principal location, work visa status, accrued vacation time (calculated as of March 31, 2013) and classification. The services provided by each such employee are terminable at the will of the Acquired Company employing such individual.

(b) (i) Section 3.22(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate and covers any employee or former employee of any Acquired Company, or with respect to which such Acquired Company has any liability. Such plans are referred to collectively herein as the “Employee Plans.” (ii) None of the Employee Plans provides for any change in control payment, acceleration of vesting or severance payment (or any similar provision) in connection with the transactions contemplated by this Agreement.

(c) The Company has furnished or made available to Parent (i) accurate and complete copies of all documents constituting each Employee Plan to the extent currently effective, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, and (vi) material correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan.

(d) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code.

(e) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(f) Each Acquired Company has performed all material obligations required to be performed by such Acquired Company thereunder, and is not in default or violation in any material respect of any Employee Plan. Each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Company’s Knowledge, there is no existing reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent accurate and complete copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. No material events have occurred with respect to any Employee Plan that would result in payment or assessment by or against any Acquired Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(g) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any employee or independent contractor of any Acquired Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Option held by employees of an Acquired Company as a result of the Merger or any termination of employment in connection therewith). There is no Contract covering any employee or other service provider of any Acquired Company that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which any Acquired Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h) No Acquired Company or ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or as required by similar state law or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent any Acquired Company or any ERISA Affiliate from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and neither any Acquired

Company nor such Employee Plan will be subject to any surrender fees or service fees upon termination except for any reasonable administrative fees associated with the termination of such plan.

(i) There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012.

(j) No Acquired Company or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(k) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date of this Agreement, have been discharged and paid on or prior to the date of this Agreement except to the extent reflected as a liability on the Balance Sheet. All contributions due from any Acquired Company with respect to any Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”) have been timely made.

(l) There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits).

(m) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to any Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(n) Each person providing services to any Acquired Company that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such and no Acquired Company or any ERISA Affiliate has any liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to any Acquired Company or any ERISA Affiliate and treating such persons as consultants or independent contractors and not as employees of any Acquired Company or any ERISA Affiliate.

(o) With respect to any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by an Acquired Company, (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in all material respects in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(p) All Company Options have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All of such options granted to employees in the United States reflect the fair market value of the Company Common Stock as determined in good faith by the Company Board of Directors and to the extent applicable, in consideration of Section 409A of the Code on the date the option was granted (within the meaning of Treasury Regulations Section 1.421-1(c)). No Company Options have been retroactively granted, or the exercise price of any such option determined retroactively in contravention of any Applicable Law.

(q) No Acquired Company is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization. Each Acquired Company is in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). There are no controversies pending, or to the Knowledge of the Company, threatened between any Acquired Company and any of its respective current or former employees that would reasonably be expected to result in a Proceeding.

(r) To the Knowledge of the Company, no employee of any Acquired Company is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by any Acquired Company or to the use of trade secrets or proprietary information of others.

(s) Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law. Since January 1, 2010, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company; and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law. No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(t) There has not been since January 1, 2010, nor are there currently, any Proceedings or internal investigations or inquiries conducted by any Acquired Company, the Company Board of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of any Acquired Company.

Section 3.23 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no material penalty has been assessed, and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to any liability of the Acquired Company under, or non-compliance of the Acquired Company with, any Environmental Law.

(b) Each Acquired Company holds or has applied for all Environmental Permits necessary to conduct its current operations, and has at all times since January 1, 2010 been, in material compliance with such Environmental Permits and all Environmental Laws, including without limitation any such laws relating to Hazardous Substances.

(c) There are no material liabilities or obligations of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

(d) There is no environmental investigation, study, audit, test, review or other environmental analysis in the possession of the Company and related to the current business of any Acquired Company or any property or facility now owned or leased by any Acquired Company that has not been made available to Parent.

(e) The real property located at 600 Corporate Court, Middlesex Business Center, South Plainfield, New Jersey, which is leased by the Company or its Subsidiaries, is not subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and rules promulgated thereunder, by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) For purposes of this Section 3.23, the term “Acquired Company” shall include any entity that is, in whole or in part, a predecessor of any Acquired Company.

Section 3.24 Significant Suppliers and Customers.

(a) Section 3.24(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts payable incurred in respect of, each supplier of the business of the Acquired Companies to which the Acquired Companies either individually or collectively paid more than $5,000,000, either individually or in the aggregate, for either of the years ended December 31, 2012 or 2011 or more than $1,000,000 for the two-month period ended February 28, 2013 (each a “Significant Supplier”). To the Knowledge of the Company, no Significant Supplier has indicated overtly that it will not continue as a supplier of the business of the Acquired Companies after the Closing or that such supplier intends to terminate or materially modify existing Contracts with any of the Acquired Companies, except for any such indications that are made to any Acquired Company after the date hereof and prior to the Closing as a result of the announcement or pendency of any of the transactions contemplated by this Agreement.

(b) Section 3.24(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts receivable incurred in respect of, each customer of the Company Business that has generated more than $10,000,000 in accounts receivable for the business of the Acquired Companies, either individually or in the aggregate, for either of the years ended December 31, 2012 or 2011 or more than $1,000,000 for the two-month period ended February 28, 2013 (each a “Significant Customer”). To the Knowledge of the Company, no Significant Customer has indicated overtly that it will not continue as a customer of the business of the Acquired Companies after the Closing or that such customer intends to terminate or materially modify existing Contracts with any of the Acquired Companies, except for any such indications that are made to any Acquired Company after the date hereof and prior to the Closing as a result of the announcement or pendency of any of the transactions contemplated by this Agreement.

Section 3.25 Affiliate Transactions. No director, officer, employee, Affiliate (which for purposes of this Section 3.25 shall include any stockholder of the Company that owns more than 5% of the Company Common Stock (on an as-converted basis, assuming the conversion of all Company Preferred Stock)) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company or (iii) is engaged, directly or indirectly, in the conduct of the business of any Acquired Company. To the Knowledge of the Company, no officer or employee of any Acquired Company has an interest in any Person that competes with the business any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 3.26 Government Contracts and Proposals.

(a) Section 3.26 of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of: (i) all Contracts that any of the Acquired Companies has, or has had during the past six (6) years, with (A) any federal, state or local agency, (B) any other Governmental Authority, or (C) any party that it is doing work on a project financed by or involving any federal, state or local agency, or any other Governmental Authority; and (ii) all bids, proposals or other offer that any of the Acquired Companies has submitted during the past two (2) years that could result in the type of Contracts described in (i) immediately above (all such contracts, agreements, bids, proposals and offers, “Government Contracts or Proposals”).

(b) With respect to all Government Contracts and Proposals:

(i) the Acquired Companies have complied in all material respects with all terms and conditions of each Government Contract or Proposal, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;

(ii) the Acquired Companies have complied in all material respects with all requirements of Applicable Laws pertaining to each Government Contract or Proposal;

(iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Proposal were complete and correct in all material respects as of their effective date, the Acquired Companies have complied in all material respects with all such representations and certifications, and when required the Acquired Companies have updated all such representations and certifications to the applicable Governmental Authority;

(iv) the cost accounting and procurement systems and practices of the Acquired Companies are, and for the past six years have been, in compliance in all material respects with all Applicable Law (including all applicable cost accounting standards);

(v) no Governmental Authority nor any other Person has notified any of the Acquired Companies, either orally or in writing, that any of the Acquired Companies has breached or violated any Applicable Law, or any certification, representation, clause, provision or requirement pertaining to any Government Contract or Proposal;

(vi) no termination for convenience, termination for default, cure notice, notice of noncompliance, or show cause notice is in effect pertaining to any Government Contract or Proposal;

(vii) none of the Acquired Companies nor any of their directors, officers or employees is (or during the last six (6) years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal;

(viii) there are no pending or unresolved audits by any Governmental Authority (including the Defense Contract Audit Agency) related to any Government Contract or Proposal;

(ix) none of the Acquired Companies nor any of their directors, officers or employees is (or during the last six (6) years has been or has been threatened with being) suspended or debarred from doing business with any Governmental Authority or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility by any Governmental Authority;

(x) during the last six (6) years, the Acquired Companies have not obtained a

Government Contract through the use of an agreement or understanding involving a Contingent Fee, and the Acquired Companies have not paid a Contingent Fee in relation to any Government Contract;

(xi) during the last six (6) years, none of the Acquired Companies has conducted or initiated any internal investigation (or had a reason to conduct or initiate an internal investigation) or made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; and

(xii) there are no outstanding or, to the Knowledge of the Company, overtly threatened claims, lawsuits or other legal actions against any of the Acquired Companies by any Governmental Authority, or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Proposal.

Section 3.27 Finders’ Fees. Except for Raymond James & Associates, Inc., an accurate and complete copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any brokerage or finders’ fees or agents’ commissions or any other fee or commission from any Acquired Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF ULTIMATE PARENT, PARENT GUARANTOR, PARENT AND MERGER SUB

Each of Ultimate Parent, Parent Guarantor, Parent and Merger Sub, jointly and severally, represent and warrant as of the date of this Agreement and (except for such representations and warranties made as of a certain date) as of the Closing Date to the Company that:

Section 4.01 Corporate Existence and Power.

(a) Each of Ultimate Parent, Parent Guarantor, Parent and Merger Sub is a corporation or limited company, as applicable, duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable.

(b) Merger Sub does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

Section 4.02 Corporate Authorization. Each of Ultimate Parent, Parent Guarantor, Parent and Merger Sub has the necessary corporate or limited company power, as applicable, and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Ultimate Parent, Parent Guarantor, Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Ultimate Parent, Parent Guarantor, Parent and Merger Sub, as applicable. This Agreement constitutes the legal, valid and binding obligation of Ultimate Parent, Parent Guarantor, Parent and Merger Sub, enforceable against Parent Guarantor, Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Ultimate Parent, Parent Guarantor, Parent and Merger Sub of this Agreement and the consummation by Ultimate Parent, Parent Guarantor, Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange, and (iv) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Ultimate Parent, Parent Guarantor, Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.04 Non-contravention. The execution, delivery and performance by Ultimate Parent, Parent Guarantor, Parent and Merger Sub of this Agreement and the consummation by Ultimate Parent, Parent Guarantor, Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Ultimate Parent, Parent Guarantor, Parent and Merger Sub or (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law.

Section 4.05 Sufficient Funds. On the Closing Date, Parent will have sufficient funds to pay the Aggregate Merger Consideration. Each of Ultimate Parent, Parent Guarantor and Parent affirms that it is not a condition to Closing or any of its other obligations under this Agreement that either Ultimate Parent, Parent Guarantor or Parent obtain financing for or related to payment thereof.

Section 4.06 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Ultimate Parent, Parent Guarantor or Parent, threatened in writing against Ultimate Parent, Parent Guarantor or Parent, that has had a material adverse effect on Ultimate Parent, Parent Guarantor or Parent. Ultimate Parent, Parent Guarantor or Parent is not subject to any outstanding order, writ, judgment, injunction or decree that, in either case, would (a) prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement or (b) otherwise prevent, hinder or materially delay performance by Ultimate Parent, Parent Guarantor or Parent of any of their respective obligations under this Agreement.

Section 4.07 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who might be entitled to any brokerage or finders’ fees or agents’ commissions or any other fee or commission from any of the Acquired Companies in connection with the transactions contemplated by this Agreement.

ARTICLE 5.

COVENANTS OF THE COMPANY

Section 5.01 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of the officers and Key Employees of the Acquired Companies, and (iv) maintain satisfactory relationships with the customers, lenders, suppliers of the Acquired Companies and others having material business relationships with them; provided, that notwithstanding anything to the contrary in this Section 5.01, the Company may, and may cause each other Acquired Company to, dividend or otherwise distribute any cash and cash equivalents held by the Acquired Companies to its stockholders prior to the Closing in accordance with Applicable Law (“Permitted Dividends”). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Schedule 5.01 or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each of the other Acquired Companies not to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or securities of any other Acquired Company, other than Permitted Dividends, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or securities of any other Acquired Company;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of any other Acquired Company, other than the issuance of any shares of Company Capital Stock upon the exercise of Company Options or Company Warrants that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or (ii) amend any term of any Company Security or the security of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Option held by an employee to provide for acceleration of vesting as a result of the Merger or a termination of employment or service related to the Merger;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $250,000 individually or $2,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, including the Interim Acquisition;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, other than sales of services and licenses of products in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) make any payments to any Related Person, other than in the ordinary course of business consistent with past practice;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;

(j) amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, or, enter into any Material Contract;

(k) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Company IP used in or otherwise material to the business, other than in the ordinary course consistent with past practice regarding Company IP that is not material to the conduct of the business;

(l) sell any Inventory or products outside the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels;

(m) take any action that would reasonably be expected to trigger the release of the source code or other proprietary software of any of the Acquired Companies to any third party;

(n) other than pursuant to the terms of an applicable plan or agreement identified on Schedule 5.01(n), as required by Applicable Law (including to avoid adverse tax consequences under Section 409A of the Code, but, in such case, subject to Parent’s prior review and approval): (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer, advisor, consultant, or employee of any Acquired Company, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other agreement or offer (or amend any such existing agreement or offer) with any director, officer, advisor, consultant, or employee of any Acquired Company, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, advisor, consultant or employee of any Acquired Company, (v) increase compensation, bonus, commission, or other benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, (vi) terminate any Key Employee, (vii) promote any employee of any Acquired Company or (viii) hire any employee (excluding (A) the individuals with offer letters from any Acquired Company set forth on Schedule 5.01(n) and (B) the hiring of any temporary, hourly production workers or employees (for a period no greater than three (3) months) in the ordinary course of business and consistent with past practices);

(o) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(p) commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company (other than any Proceeding involving a settlement of $100,000 or less as its sole remedy), (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(q) make or change any material Tax election; settle or compromise any claims, notices, audit reports or assessments in respect of Taxes involving an amount of $100,000 or more in the aggregate; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any material Tax Return; amend any Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; surrender or forfeit any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(r) form or acquire any Subsidiaries; or

(s) agree, resolve or commit to do any of the foregoing.

Section 5.02 Stockholder Approval; Notice.

(a) On the date of this Agreement, the Company shall duly take all lawful action to obtain the Company Stockholder Approval pursuant to an executed written consent (the “Written Consent”). The Company Board of Directors shall make the Company Board Recommendation and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation, or (ii) take any action or make any statement in connection with obtaining the Written Consent inconsistent with such recommendation (any of the foregoing a “Change in the Company Recommendation”); provided, however, that the Company Board of Directors may evaluate whether to make and may make a Change in the Company Recommendation prior to execution and delivery of the Written Consent, as applicable, and may make any statement required by Applicable Laws, if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary duties under the DGCL. Promptly following receipt of the Written Consent, the Company shall cause its corporate Secretary to deliver a copy of such Written Consent to Parent, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that such Written Consent reflects the Company Stockholder Approval.

(b) No later than five Business Days after the receipt by the Company of the Company Stockholder Approval pursuant to the Written Consent, the Company shall deliver notice thereof to Company Stockholders in compliance with Sections 228(e) and 262 of the DGCL (the “Information Statement”).

Section 5.03 No Solicitation; Other Offers. From and after receipt of the Written Consent containing the Company Stockholder Approval until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, without the prior consent of Parent, the Company shall not, and shall cause each of its Representatives and each of the Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, (i) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any information that the Company believes or would reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal or the Interim Acquisition, or (v) submit any Acquisition Proposal, the Interim Acquisition or any matter related thereto to the vote of the stockholders of the Company. The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly (and in any event within twenty four (24) hours) provide Parent with: (i) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that would reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by any Acquired Company or any Representatives of any Acquired Company from any Person (other than Parent), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”); and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any Acquired Company or any Representatives of any Acquired Company or transmitted on behalf of any Acquired Company or any Representatives of any Acquired Company to the Other Interested Party or any of the Other Interested Party’s Representatives.

Section 5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, subject to Applicable Laws, the Company shall and shall cause each other Acquired Company to, upon reasonable advance written notice from Parent, (i) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies during normal business hours of the Acquired Companies, (ii) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies. Notwithstanding the foregoing, (i) Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information which in the Company’s good-faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability, and (ii) Parent, Merger Sub and their respective Representatives shall not contact customers, suppliers or employees of the Company regarding the transactions contemplated by this Agreement without the prior written consent of the Company.

Section 5.05 280G Matters.

(a) The Company shall obtain and deliver to Parent, prior to the mailing or delivery to the Company Stockholders of the Information Statement, (i) the calculations made to determine whether payments to any individual would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and (ii) a Parachute Payment Waiver in a form acceptable to Parent (a “Parachute Payment Waiver”) from each Person who is or reasonably could be, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the stockholder solicitation, and who reasonably might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth on Schedule 5.05(a) of the Company Disclosure Letter).

(b) The Company shall include in the Information Statement and the stockholder solicitation a proposal to be voted on by the Company Stockholders in accordance with the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.05(a), might otherwise reasonably result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

Section 5.06 Termination of Employee Plans. Unless Parent directs the Company otherwise in writing no later than five (5) Business Days prior to the Effective Time, the

Company Board of Directors (or the board of directors of the applicable Acquired Company) shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any 401(k) Plan. Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors (or the board of directors of the applicable Acquired Company) authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all Applicable Laws. The Company shall also take (and shall cause each applicable Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require.

Section 5.07 Notices of Certain Events. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall promptly notify Parent of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority (i) delivered in connection with the transactions contemplated by this Agreement or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain would result in a Material Adverse Effect;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.11 or 3.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement that would cause a failure of a condition set forth in Article 8; and

(e) any event, condition, or fact that would prevent the satisfaction of any of the conditions set forth in Article 8 prior to the End Date or Outside End Date, as the case may be.

No such notice shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 5.08 Consideration Spreadsheet. Prior to the Closing, the Company shall prepare and deliver to Parent a spreadsheet in the form of Exhibit J (the “Consideration Spreadsheet”), certified by the Chief Executive Officer and Chief Financial Officer of the Company, accurately and completely setting forth the information requested in the Consideration Spreadsheet, updated as of the Effective Time.

Section 5.09 Payoff Letters and Invoices. The Company shall exercise commercially reasonable efforts to obtain and deliver to Parent no later than three Business Days prior to the

Closing Date, an accurate and complete copy of: (a) a payoff letter, dated no more than five Business Days prior to the Closing Date, with respect to all Indebtedness, if any, of any Acquired Company owed to such lender and the amounts payable to the lender thereof to (i) satisfy such Indebtedness as of the Closing and (ii) terminate and release any Encumbrances related thereto (each, a “Payoff Letter”); and (b) an invoice from each advisor or other service provider to any Acquired Company, dated no more than three Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”).

ARTICLE 6.

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Reasonable Best Efforts.

(a) The Company shall use reasonable best efforts to cause the conditions set forth in Sections 8.01 and 8.02 to be satisfied on a timely basis, and Parent and Merger Sub shall use reasonable best efforts to cause the conditions set forth in Sections 8.01 and 8.03 to be satisfied on a timely basis.

(b) As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) shall use reasonable best efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall, upon request of another party and to the extent permitted by Applicable Law or applicable Contracts, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

(c) In furtherance and not in limitation of the foregoing Sections 6.01(a) and (b), as promptly as possible after the execution of this Agreement and in any event within one (1) Business Day of the date of this Agreement (except as extended by mutual consent confirmed in writing), the parties to this Agreement shall prepare and prefile with CFIUS a draft joint voluntary notice pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) with respect to the transaction contemplated by this Agreement. Promptly upon receiving feedback from CFIUS with respect to the draft joint voluntary notice, the parties to this Agreement shall file with CFIUS a formal joint voluntary notice with respect to the transaction contemplated by this Agreement. The parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS. The parties, in cooperation with each other, shall use reasonable best efforts to finally and successfully complete the Exon-Florio review process as promptly as practicable. Parent, and to the extent reasonable necessary, Ultimate Parent, shall take, or cause to be taken, all actions that are customarily undertaken to obtain CFIUS approval so as to enable the Closing, including, but not limited to, (i) proposing, negotiating, committing to and effecting, by mitigation agreement, letter of assurance, national security agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after the Closing would limit Parent’s freedom of action, ownership, control, influence, management or access over the Acquired Companies, and (ii) the transfer or sale of contracts or associated interests. The Company shall cooperate and take reasonable best efforts to assist Parent in obtaining CFIUS approval. To the extent CFIUS approval is a condition to Parent’s obligations hereunder, and such approval is granted subject to any of the conditions or actions described above, then, notwithstanding anything to the contrary contained herein, the relevant Closing condition shall be deemed satisfied for purposes of Section 8.02(e).

(d) In furtherance and not in limitation of the foregoing Sections 6.01(a) and (b), each of Parent and the Company shall file or cause to be filed within one (1) Business Day of the date of this Agreement (except as extended by mutual consent confirmed in writing) an appropriate filing of an HSR Notification and Report Form with the U.S. Department of Justice and Federal Trade Commission (each an “Antitrust Authority”) pursuant to the HSR Act. The Company and Parent shall as promptly as practicable respond to and, if relevant under Applicable Law, certify substantial compliance with any inquiries or requests received from any Antitrust Authority for additional information or documentation. Each of the Company and Parent shall (1) promptly inform the other party of any communication to or from any Antitrust Authority regarding the Merger, and if such communication is in writing, provide a copy to the other party, (2) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Antitrust Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, and (3) keep the other party informed as to the status of any such Proceeding or threat. Except as may be prohibited by any Antitrust Authority or by any Applicable Law, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to any Antitrust Laws, and (b) in connection with any such Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Antitrust Authority in connection with any such Proceeding.

(e) For purposes of the undertakings set forth in Section 6.01(d), the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Antitrust Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties. Notwithstanding the preceding sentence, at the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its ability to operate or retain any of the businesses, product lines or assets of Acquired Companies, provided, that any such action is conditioned upon the consummation of the Merger. Notwithstanding anything herein to the contrary, Parent shall not be required to litigate any objections or oppositions raised by any Antitrust Authority relating to the matters contemplated by this Section 6.01, although it may, at its sole discretion, elect to do so.

(f) In furtherance and not in limitation of the foregoing Sections 6.01(a) and (b), pursuant to ITAR Section 122.4, as promptly as possible after the execution of this Agreement and in any event no later than one (1) Business Day after the date of this Agreement (except by mutual consent confirmed in writing), the Company shall notify the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) of the transactions contemplated by this Agreement and thereafter provide as promptly as practicable any supplemental information requested by DDTC in connection therewith. The Company and Parent shall cooperate prior to the Closing to promptly submit all required notices to DDTC.

Section 6.02 Confidentiality; Public Announcements.

(a) Ultimate Parent, Parent and the Company hereby acknowledge and agree to continue to be bound by that certain nondisclosure agreement dated as of November 21, 2012, by and between Parent (or an Affiliate of Parent) and the Company (the “Confidentiality Agreement”).

(b) The parties shall not, and the parties shall cause each of their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use any other party’s name or refer to any other party directly or indirectly in connection with such party’s relationship with the other parties in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, on the one hand, and the Equityholder Representative, on the other hand, unless (i) required by Applicable Law, including to the extent disclosure is required by the Equityholders to their respective Tax, legal or financial advisors for purposes of complying with such Equityholder’s Tax obligations or other reporting obligations under Applicable Law arising out of the transactions contemplated hereby and (ii) to the extent disclosure is made by an Equityholder that is a venture capital or private equity fund to its partners and limited partners, subject to a duty of confidentiality, and is limited to the results of such Equityholder’s investment in the Company. In addition, (i) an Equityholder will be permitted to communicate, without any consent of Parent, with its current and prospective investors after the Effective Time regarding the existence of the Merger, the return on an Equityholder’s investment in the Company and other summary terms of the Merger, including the name of Parent, and (ii) an Equityholder will be permitted to communicate, without such consent, information regarding the subject matter of this Agreement to the extent that such information is or becomes generally known to the public without violation of this Agreement or any other agreement or obligation restricting the disclosure of such information. Notwithstanding the foregoing, following Closing and the public announcement of the Merger, the Equityholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Equityholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

Section 6.03 Indemnification of Officers and Directors.

(a) Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement, including, without limitation, any indemnification agreements in effect as of the date hereof and made available to Parent prior to the date hereof, in favor of the current and former directors and officers of each Acquired Company (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”) shall survive the Merger and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by Applicable Law.

(b) Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (such policies, the “D&O Tail Policy”). The cost of the D&O Tail Policy will be treated as a Company Transaction Expense hereunder. During the term of the D&O Tail Policy (as defined below), Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(c) The provisions of this Section 6.03 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such D&O Indemnified Party and his or her heirs and personal representatives may have under the certificate of incorporation or bylaws of the Company or any contract or Applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.03 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.03 applies without the consent of such affected D&O Indemnified Party.

Section 6.04 Employee Matters. On and after the Closing Date, Parent or an affiliate of Parent shall provide employees of each Acquired Company who continue to be employed by an Acquired Company or by Parent or an Affiliate of Parent on and after the Closing (the “Continuing Employees”) with base salary, bonus opportunity, severance and benefits which are, in the aggregate, no less favorable in the aggregate as provided by Parent and its Affiliates to similarly situated employees of Parent and its Affiliates (but that are no worse than such Continuing Employees’ existing compensation and benefits and Employee Plans each such employee is entitled or eligible to receive from any Acquired Company as of the Closing Date). Parent further agrees that, from and after the Closing Date, Parent shall and shall cause each Acquired Company and each of its Affiliates to grant all of the Continuing Employees credit for any service with such Acquired Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Parent or the Surviving Corporation or any of its

Subsidiaries on or after the Closing Date (the “Parent Plans”); provided, however, that such service shall not be recognized or credited (i) for any purpose under any equity or quasi-equity compensation plan or defined benefit pension maintained by Parent or Parent’s Affiliates, or (ii) to the extent that such recognition would result in a duplication of benefits provided to the Continuing Employee or to the extent that such service was not recognized under any similar Employee Plan of the Company. In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by a Continuing Employee and his or her covered dependents under any Employee Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) during the portion of the plan year in which such Continuing Employee participated in an Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent Plan in the applicable plan year. The provisions of this Section 6.04 are for the sole benefit of Parent and the Company and nothing contained herein, express or implied, is intended to confer upon any employee or former employee of any Acquired Company any right to continued or resumed employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Parent Plan or Employee Plan (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Company employees, including Continuing Employees, prior to, on or following the Closing. No provision of this Section 6.04 shall create any rights in any such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Parent, or any of Parent’s Affiliates. Nothing contained herein shall be construed as requiring, and the Company, Parent and their Affiliates shall take no action that would have the effect of requiring, the Company, Parent or their Affiliates to continue any specific Employee Plan.

Section 6.05 Management Bonus Plan Payments.

(a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation (or any successor thereto) to, make the payments required (subject to the satisfaction of any conditions thereto) to be made under the Management Bonus Plan at the times and on the terms set forth therein and in the Offer Letters.

(b) Within thirty (30) days following the end of the fiscal quarter of Ultimate Parent in which the first (1st) anniversary of the Closing Date occurs, Parent shall deliver the MBP Tax Benefit Payment to the Payment Agent for further distribution to the Equityholders in proportion to their respective Pro Rata Shares. For the avoidance of doubt, the amount of the MBP Tax Benefit Payment shall not be subject to any reductions, set-offs or similar adjustments.

ARTICLE 7.

TAX MATTERS

Section 7.01 Tax Periods Ending on or before the Closing Date. The Equityholder Representative shall prepare or cause to be prepared all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date and all such Tax Returns shall be prepared consistent with past practice except as otherwise required by Applicable Law. The Equityholder Representative shall provide all Tax Returns described in the preceding sentence to Parent for its review and approval (such approval not to be unreasonably withheld or delayed) at least fifteen (15) Business Days prior to the due date (taking into account any extension) for the filing of such Tax Returns. The Equityholder Representative shall make all changes reasonably requested by Parent that Parent submits to the Equityholder Representative no less than five (5) Business Days prior to the due date of such Tax Returns and shall provide Parent with such Tax Returns reasonably in advance of such due date to enable timely filing of such Tax Returns. Parent shall file or cause to be filed such Tax Returns, provided, that, for the avoidance of doubt, pursuant to Article 10, Parent may recover from the Indemnity Escrow Fund an amount equal to such Taxes of the Acquired Companies required to be remitted with such Tax Returns for such periods.

Section 7.02 Straddle Periods. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for all Straddle Periods and all such Tax Returns (to the extent relating to Pre-Closing Tax Periods) shall be prepared consistent with past practice except as otherwise required by Applicable Law. Parent shall provide all Tax Returns described in the preceding sentence to the Equityholder Representative for its review and approval (such approval not to be unreasonably withheld or delayed) at least fifteen (15) Business Days prior to the due date (taking into account any extension) for the filing of such Tax Returns. Parent shall make all changes reasonably requested by the Equityholder Representative no less than five (5) Business Days prior to the due date of such Tax Returns. For the avoidance of doubt, pursuant to Article 10, Parent may recover from the Indemnity Escrow Fund an amount equal to the portion of such Taxes required to be remitted with such Tax Returns which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section 7.02 and Section 10.02(f), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days of such Straddle Period in the Pre-Closing Tax Period and (ii) the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the taxable year of the relevant Acquired Company terminated at the close of business on the Closing Date.

Section 7.03 Cooperation on Tax Matters. Parent, the Surviving Corporation and the Equityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Acquired Companies and the Equityholder Representative shall retain all books and records of the Acquired Companies with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and abide by all record retention agreements entered into with any Taxing authority.

Section 7.04 Contest Provisions. If, subsequent to the Closing, Parent or the Surviving Corporation receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period with respect to which Indemnitees claim a right to indemnification under this Agreement, then within fifteen (15) days after receipt of such notice, Parent shall notify the Equityholder Representative of such notice; provided, however, that any failure on the part of Parent or the Surviving Corporation to so notify the Equityholder Representative shall not limit any of the obligations of the Indemnitors under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest). Parent shall have the right to control the conduct of all Tax Contests, including any settlement or compromise thereof, it being understood that reasonable costs and expenses relating to the conduct of such Tax Contest constitute indemnifiable Damages pursuant to Section 10.02; provided, however, that (i) Parent shall keep the Equityholder Representative reasonably informed regarding the progress of any Tax Contest, (ii) the Equityholder Representative shall have the right to participate in any such Tax Contest to the extent relating to a Pre-Closing Tax Period, including having a reasonable opportunity to comment on any written materials prepared in connection with any Tax Contest to the extent relating to a Pre-Closing Tax Period and attending any conferences relating to any Tax Contest to the extent relating to a Pre-Closing Tax Period, and (iii) Parent shall not resolve such Tax Contest in a manner that would reasonably be expected to have an adverse impact on the Indemnitors’ indemnification obligations under this Agreement without the Equityholder Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that if Parent receives a binding written offer from the relevant Governmental Authority to settle or compromise any such Tax Contest in full which proposed settlement or compromise would not materially and adversely affect Parent (taking into account Parent’s indemnification rights pursuant to this Agreement) but which offer Parent does not accept and, within twenty (20) Business Days of receiving notification of the terms of such settlement or compromise or, if earlier, ten (10) Business Days prior to the deadline for responding to such proposed settlement or compromise, the Equityholder Representative provides written notice that (1) it would approve such settlement or compromise in full without modification and (2) the Indemnitors would be fully liable for the Damages owed to the Indemnitees as a result of the proposed settlement or compromise of such Tax Contest, then the indemnification obligation of the Indemnitors with respect to such Tax Contest shall not exceed the amount of indemnification to which the Indemnitees would have been entitled if such settlement or compromise had been accepted. Each party shall bear its own costs for participating in such Tax Contest, except that Indemnitees may be entitled to indemnification for their reasonable third-party costs and expenses pursuant to this Agreement. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes. In the event of any conflict or overlap between the provisions of this Section 7.04 and Section 10.06, the provisions of this Section 7.04 shall control.

Section 7.05 Amendment of Tax Returns. Except as otherwise required by Applicable Law (or by a Governmental Authority in connection with the disposition of a Tax Contest), Parent (and its Subsidiaries and Affiliates) shall not amend any Tax Return with respect to a Pre-Closing Tax Period of any Acquired Company without the prior written consent of the Equityholder Representative, which shall not be unreasonably withheld or delayed.

Section 7.06 Elections and Actions Relating to Pre-Closing Taxes. Except as required by Applicable Law, none of Parent, Merger Sub, the Company or any of their Affiliates shall make a Tax election (including an election to change an accounting method) that would reasonably be expected to have an adverse impact on the Indemnitors’ indemnification obligations under this Agreement (including, to the extent applicable, an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement) without the prior written consent of the Equityholder Representative. After the Closing, Parent and its Affiliates shall not voluntarily request any examination, audit or other proceeding with Tax authorities regarding Taxes of the Acquired Companies with respect to Pre-Closing Tax Periods (it being understood that, for the avoidance of doubt, actions that would not breach this covenant include the restructuring, dissolution or change in the operations of any Acquired Company after the Closing Date, the filing of any Tax Return relating to a Tax period or portion thereof other than a Pre-Closing Tax Period, the initiation of any discussions with a Tax authority with respect to Taxes relating to a Tax period or portion thereof beginning after the Closing Date and any action or transaction undertaken with a principal business purpose unrelated to Taxes for a Pre-Closing Tax Period) or, make any voluntary disclosures with Tax authorities with respect to Taxes for Pre-Closing Tax Periods, in each case, without the prior written consent of the Equityholder Representative, such consent not to be unreasonably withheld or delayed.

Section 7.07 Tax Refunds. Any refunds of Taxes or credits against Tax in lieu of refunds (including any interest in respect thereof) actually received by Parent, the Company, the Surviving Corporation or any of their Affiliates, (including by way of any amended Tax Return), with respect to any Acquired Company for a Pre-Closing Tax Period shall be for the benefit of the Equityholders, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund or credit was reflected in the calculation of Closing Working Capital, net of all reasonable out of pocket costs and expenses and, except with respect to any such refund or credit attributable to MBP Payments deducted on a Tax Return for a Pre-Closing Tax Period, any Tax costs of Parent or its Affiliates (provided, that the reduction of a Tax attribute described in Section 10.03(g)(A) or (B) shall not be considered such a Tax cost) imposed on or with respect to the receipt or payment of such refund or credit. Parent shall pay to the Payment Agent (for further distribution to the Equityholders) any amount to which the Equityholders are entitled pursuant to the preceding sentence within five (5) Business Days after receipt to be distributed among the Equityholders by the Payment Agent in accordance with each Equityholder’s Pro Rata Share of such refund or credit; provided, that with respect to any amounts distributed to a Company Optionholder, Parent shall cooperate in processing such payment. Parent, the Company, the Surviving Corporation and their Affiliates shall, if the Equityholder Representative so requests, cause the Company, the Surviving Corporation or any of its Subsidiaries, at the expense of the Equityholders, to use commercially reasonable efforts to obtain any Tax refund or credit to which the Company Stockholders would be entitled under this Section 7.07. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Tax authority, the Equityholders shall promptly repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Tax authority, to Parent.

Section 7.08 Transfer Taxes. Parent on the one hand, and the Equityholders on the other hand, shall each be liable for fifty percent (50%) of any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Merger and other transactions contemplated hereby. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

Section 7.09 Characterization of Payments. Any payments made pursuant to Section 6.05(b), Article 7 or Article 10 shall constitute an adjustment of the Aggregate Merger Consideration paid by Parent pursuant to Article 2 of this Agreement for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

ARTICLE 8.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b) HSR Act; Other Governmental Approvals. Any applicable waiting period under the HSR Act, or laws analogous to the HSR Act existing in foreign jurisdictions and listed on Schedule 8.01(b), relating to the Merger shall have expired or been terminated, and all notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Merger on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement (i) that are not qualified by “Material Adverse Effect” or other materiality qualifications shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date) and (ii) that are qualified by

“Material Adverse Effect” or other materiality qualifications shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date).

(b) Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents. Each of the Consents set forth in Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

(e) CFIUS Clearance. Any review or investigation by CFIUS shall have been concluded, and either (i) the parties shall have received written notice that a determination by CFIUS has been made that there are no issues of national security of the United States sufficient to warrant further review or investigation pursuant to Section 721 of the Defense Production Act, or (ii) the President of the United States shall not have acted pursuant to Section 721 of the Defense Production Act to suspend or prohibit the consummation of the transactions contemplated by this Agreement, and the applicable period of time for the President to take such action to have expired.

(f) Executed Agreements and Certificates. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Escrow Agreement, executed by the Equityholder Representative and the Escrow Agent;

(ii) the Offer Letters, executed by each of the Key Employees;

(iii) the Non-competition Agreements, executed by each of the individuals listed on Exhibit B;

(iv) Releases in the form of Exhibit K, executed by each of the Persons listed on Exhibit L;

(v) a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) (A) certifying that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(d), 8.02(h), 8.02(i), 8.02(j), 8.02(m) and 8.02(n) have been duly satisfied, (B) specifying the total amount of the Company Transaction Expenses (and attaching thereto an accurate and complete copy of each Invoice not previously delivered to Parent) and (C) specifying the total amount of the Interim Acquisition Price, if any; and

(vi) written resignations of all directors and officers of the Company, to be effective as of the Effective Time.

(g) FIRPTA Certificate. Prior to the Closing, the Company shall have delivered to Parent a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations Section 1.897-2(h).

(h) Employees. As of immediately prior to the Closing, (i) each of the Key Employees and (ii) at least 85% of the individuals listed on Schedule 8.02(h)(ii) shall remain employed by the Company, shall have accepted Parent’s (or an Affiliate of Parent’s) offer of employment to become an employee of Parent, an Affiliate of Parent or the Surviving Corporation (or any of its Subsidiaries) immediately following the Closing and shall not have overtly conveyed to the Company his or her intention to terminate employment with Parent, an Affiliate of Parent or the Surviving Corporation following the Closing; provided, that, notwithstanding the foregoing, the termination of employment of any Key Employee or any employee listed on Schedule 8.02(h)(ii) by Parent or an Affiliate of Parent shall not cause the failure of the foregoing condition to be satisfied.

(i) Related Party Transactions. All Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been made available to Parent prior to the date of this Agreement) shall have been terminated.

(j) Appraisal Rights. Holders of no more than two percent (2%) of the outstanding shares of Company Capital Stock (calculated on an as-converted-to-Company-Common-Stock basis) shall have exercised, or remain entitled to exercise, statutory rights to appraisal rights pursuant to the DGCL with respect to such shares of Company Capital Stock.

(k) 401(k) Plan. Unless otherwise directed by Parent under Section 5.06, Parent shall have received evidence reasonably satisfactory to it that each 401(k) Plan shall have been terminated.

(l) 280G Approval. Prior to the Closing, the Company shall have delivered to Parent evidence satisfactory to Parent that either (i) any stockholder vote required pursuant to Section 5.05 was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals.

(m) Litigation. There shall not be pending or overtly threatened by any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Acquired Companies) payable by, or any other remedy (to the extent such remedy would reasonably be expected to have a material and adverse impact on the business of the Acquired Companies) against Ultimate Parent or any of its Subsidiaries (including Parent or the Surviving Corporation) if the Merger is consummated.

(n) ITAR. DDTC shall not have indicated in writing that it intends to withhold approval of any pending or future Export Approvals, and the requisite 60-day notice period under 22 C.F.R. § 122.4(b) shall have expired.

(o) Line of Credit. Prior to the Closing, the Company shall have terminated the Loan and Security Agreement, dated May 21, 2008, between Silicon Valley Bank and the Company, as amended on July 18, 2008, December 31, 2009 and June 20, 2011, together with the related Export-Import Bank Loan and Security Agreement.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Parent Guarantor, Parent and Merger Sub in this Agreement (i) that are not qualified by material adverse effect or other materiality qualifications shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date) and (ii) that are qualified by material adverse effect or other materiality qualifications shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date).

(b) Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Executed Agreements and Certificates. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Escrow Agreement, executed by Parent and the Escrow Agent;

(ii) a certificate executed on behalf of Parent by its authorized representative certifying that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”); and

(iii) the Offer Letters for each of the Key Employees, executed by Parent.

ARTICLE 9.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Merger has not been consummated on or before August 8, 2013 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement is a proximate cause of the failure of the Merger to be consummated by such time;

(c) by either Parent or the Company, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d) by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the thirty (30) day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(d) if Parent is in material breach of this Agreement or if such breach by the Company is cured within such thirty (30) day period so that such conditions would then be satisfied);

(e) by the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of Parent contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent during the thirty (30) day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.01(e) if the Company is in material breach of this Agreement or if such breach by Parent is cured within such thirty (30) day period so that such conditions would then be satisfied); or

(f) by Parent, at any time before the Company Stockholder Approval has been obtained; provided, that Parent shall not be permitted to terminate pursuant to this Section 9.01(f) within the first twenty-four (24) hours after the execution of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a written notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to the other party hereto; provided, that: (a) neither the Company, Ultimate Parent nor Parent shall be relieved of any obligation or liability arising from any willful or intentional breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 9.02, Article 11 and the Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the aggregate amount of the Aggregate Merger Consideration, consideration in respect of Company Options, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its willful or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

ARTICLE 10.

INDEMNIFICATION

Section 10.01 Survival.

(a) The representations and warranties made by the Company, Parent and Merger Sub in this Agreement shall survive the Closing as set forth herein. The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.05 and 3.21, along with the Indemnitors’ indemnification obligations under Section 10.02(f), shall survive until the expiry of the applicable statute of limitations (the “SOL Expiration Date”), the representations and warranties set forth in Section 3.23 (together with the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.05 and 3.21, each, a “Fundamental Representation”) shall expire on the three-year (3rd) anniversary of the Closing Date (the “Intermediate Expiration Date”) and all other representations and warranties of the Company, along with the Indemnitors’ indemnification obligations under Sections 10.02(c), 10.02(d), 10.02(e) and 10.02(g), shall expire on the eighteen (18) month anniversary of the Closing Date (the “General Expiration Date”). Notwithstanding the foregoing, if at any time prior to the SOL Expiration Date, the Intermediate Expiration Date or the General Expiration Date, as applicable, any Indemnitee delivers to the Equityholder Representative a written notice in accordance with Section 10.04 alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for indemnification under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated herein.

(b) All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(c) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(d) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement to the extent such statement or other item of information is required to be set forth in the Company Disclosure Schedule by the corresponding representation and warranty.

(e) The parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(f) Notwithstanding the Intermediate Expiration Date and the General Expiration Date set forth in Section 10.01(a), each representation or warranty made by the Company in this Agreement shall survive until the SOL Expiration Date in the event of fraud by the Company or any of its Representatives in respect of such representation and warranty.

Section 10.02 Indemnification. Subject to the terms and limitations set forth in this Article 10, from and after the Effective Time, the Company Stockholders, the MBP Participants (solely with respect to such MBP Participant’s Pro Rata Escrow Share of the Indemnity Escrow Fund) and holders of outstanding In-the-Money Company Options and In-the-Money Company Warrants immediately prior to the Merger (the “Indemnitors”), severally and in proportion to their respective Pro Rata Escrow Shares, with respect to the Indemnity Escrow Fund, and otherwise in proportion to their respective Pro Rata Shares, as applicable, and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) to the extent that such Damages arise from or relate to: (a) any inaccuracy in or breach of any representation or warranty set forth in Article 3 as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty, except with effect with respect to the representations set forth in Section 3.06(b), Section 3.07(a) and Section 3.24 for the sole purpose of calculating Damages, and not any inaccuracy or breach, in connection with a claim for indemnification under this

Article 10 for such inaccuracy in or breach of any representation or warranty set forth in Article 3); (b) any inaccuracy in or breach of any representation or warranty set forth in Article 3 as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty, except with effect with respect to the representations set forth in Section 3.06(b), Section 3.07(a) and Section 3.24 for the sole purpose of calculating Damages, and not any inaccuracy or breach, in connection with a claim for indemnification under this Article 10 for such inaccuracy in or breach of any representation or warranty set forth in Article 3); (c) any breach of any covenant or obligation of the Company set forth in this Agreement; (d) any Company Transaction Expenses, to the extent not accounted for in the determination of the Aggregate Merger Consideration; (e) the exercise of rights of appraisal by any holder or former holder of Company Capital Stock, but only to the extent of actual payments made in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; (f) (i) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period, other than any Taxes arising out of a transaction effected by (or at the direction of) Parent outside the ordinary course of business on the Closing Date after the Closing, other than any transaction expressly contemplated by this Agreement or the other agreements to be entered pursuant thereto; (ii) any Taxes of the Acquired Companies imposed by Italian tax authorities (including courts) after the Closing on the liquidation of PGT Photonics S.p.A. and related transactions and (iii) any and all Taxes of any Person (other than the Acquired Companies) for which any Acquired Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of having been a member of a consolidated, affiliated, combined or unitary group prior to the Closing; or (g) any Proceeding involving Gtran, Inc. (“Gtran”) alleging breach of contract, unjust enrichment or any related claim against any Acquired Company based upon the state of facts and the allegations existing as of the date hereof (“Gtran Litigation”).

Section 10.03 Limitations.

(a) The Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.02(a) or Section 10.02(b) for any inaccuracy in or breach of any of the representations and warranties set forth in Article 3 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, have been determined to exceed an amount equal to $4,000,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Damages have been determined to exceed the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

(b) The maximum liability of the Indemnitors under Section 10.02 shall be equal to the Indemnity Escrow Fund; provided, however, that the Major Stockholders shall be jointly and severally liable for indemnifiable Damages in excess of the Indemnity Escrow Fund, up to an amount, in the aggregate and together with all other indemnifiable Damages paid or payable by all Indemnitors, equal to the Indemnity Cap.

(c) Notwithstanding anything to the contrary contained herein, (x) the limitations set forth in Sections 10.03(a) and 10.03(b) shall not apply to any claim for indemnification made pursuant to: (i) Sections 10.02(a) or 10.02(b), in each case, to the extent such claim arises from or is a result of or directly or indirectly connected with, any fraud of the Company or any of its Representatives (whether or not such actions have been authorized) or any breach of a Fundamental Representation; (ii) Section 10.02(c); (iii) Section 10.02(d); (iv) Section 10.02(e); or (v) Section 10.02(f); and (y) the limitations set forth in Section 10.03(a) shall not apply to any claim for indemnification made pursuant to Section 10.02(g); provided, however, that the maximum liability of the Indemnitors with respect to breaches of the representations and warranties set forth in Section 3.23 shall not, in the aggregate and together with all other indemnifiable Damages, exceed $50,000,000; provided, further, that the maximum liability of the Indemnitors with respect to breaches of the representations and warranties set forth in Section 3.21 and the rights of indemnification set forth in Section 10.02(f) shall not, in the aggregate and together with all other indemnifiable Damages, exceed $200,000,000; and provided, further, that the maximum liability of each Indemnitor under this Agreement or with respect to the transactions contemplated hereby shall not, in the aggregate, exceed the amount of Aggregate Merger Consideration actually received by such Indemnitor.

(d) The amount of any Damages subject to indemnification under Section 10.02 shall be calculated (i) net of any insurance proceeds actually received by any Indemnitee from any third-party insurer in connection with such Damages (net of any applicable deductibles, co-payments, “retro premium” adjustments and similar costs or payments) or indemnity or contribution amounts received from any third parties in connection with such Damages (net of any applicable costs of recovery or collection thereof); and (ii) net of any Loss Tax Benefit actually realized by any Indemnitee on account of the incurrence of such Damages. For purposes hereof, “Loss Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, determined on a with and without basis, to the extent actually realized in the same Tax year as such Damages are realized or in the subsequent Tax year. If any Indemnitee recovers amounts from any third party with respect to such Damages after indemnification is made to it by the Indemnitors, the Indemnitee shall promptly pay to the Indemnitors that made such indemnification payment the amount of such third party recovery at such time or times as and to the extent that such amount is actually received by the Indemnitee.

(e) No Indemnitee shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Damages even though such Damages, or any other incident, may have resulted from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in this Agreement. No Indemnitee shall be entitled to indemnification hereunder for any Damages (including any Damages arising from a breach of any representation, warranty, covenant or agreement set forth herein) (and the amount of any such Damages incurred shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that the amount of such Damages was accrued as a current liability (but only to the extent so accrued) and included in the calculation of Closing Working Capital or Closing Indebtedness.

(f) The indemnification provisions contained in this Article 10 shall be the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement, the Merger or the transactions contemplated hereby (it being understood that nothing in this Section 10.03(f) or elsewhere in this Agreement shall affect the parties’ rights to (x) specific performance with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights arising out of claims Parent or the Surviving Corporation may have under the Letters of Transmittal delivered pursuant to Section 2.08) or (y) to pursue claims for fraud (without duplication for any Damages recovered pursuant to the indemnification provisions of this Article 10).

(g) Notwithstanding anything to the contrary in this Agreement, the Company does not make any representation or warranty as to the existence, amount or availability of (A) any net operating loss carryovers of the Acquired Companies arising in a Pre-Closing Tax Period or (B) amortization deductions arising as a result of the liquidation of PGT Phototonics S.p.A. and related transactions, in each case to the extent such carryovers or deductions would affect the Tax liability of any of the Acquired Companies for any taxable period (or portion thereof) beginning after the Closing Date.

Section 10.04 Claims and Procedures.

(a) If at any time prior to the SOL Expiration Date, Intermediate Expiration Date or General Expiration Date, as applicable, Parent determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 10, Parent may deliver to the Equityholder Representative a certificate signed by any officer of Parent (any certificate delivered in accordance with the provisions of this Section 10.04(a) an “Officer’s Claim Certificate”):

(i) stating that an Indemnitee has a claim for indemnification pursuant to this Article 10;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or would reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by Parent) the material facts known to the Indemnitee giving rise to such claim.

No delay in providing such Officer’s Claim Certificate prior to the SOL Expiration Date, Intermediate Expiration Date or General Expiration Date, as applicable, shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are prejudiced thereby. From and after the delivery of any Officer’s Claim Certificate, Parent shall provide the Equityholder Representative and its Representatives with reasonable access to the books and records of the Surviving Corporation (or any successor thereto) for the purpose of enabling the Equityholder Representative and its Representatives to review the Officer’s Claim Certificate and identify any dispute related thereto.

(b) At the time of delivery of any Officer’s Claim Certificate to the Equityholder Representative, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Parent (on behalf of itself or any other Indemnitee).

(c) If the Equityholder Representative in good faith objects to any claim made by Parent in any Officer’s Claim Certificate, then the Equityholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the 30-day period commencing upon receipt by the Equityholder Representative of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Parent in the Officer’s Claim Certificate. If the Equityholder Representative does not deliver a Claim Dispute Notice to Parent prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Parent’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate and (ii) if cash remains in the Indemnity Escrow Fund, then Parent may direct in writing, with a copy of such instruction delivered to the Equityholder Representative, the Escrow Agent to deliver cash from the Indemnity Escrow Fund to Parent in accordance with this Section 10.04.

(d) If the Equityholder Representative delivers a Claim Dispute Notice, then Parent and the Equityholder Representative shall attempt in good faith to resolve any such objections raised by the Equityholder Representative in such Claim Dispute Notice. If Parent and the Equityholder Representative agree to a resolution of such objection, then a written settlement agreement setting forth the matters conclusively determined by Parent and the Equityholder Representative shall be prepared and signed by both parties and, if cash remains in the Indemnity Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Indemnity Escrow Fund in accordance with the terms of such written settlement agreement.

(e) If no such resolution can be reached during the 45-day period following Parent’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Parent or the Equityholder Representative may bring suit to resolve the objection in accordance with Sections 11.09, 11.10 and 11.11.

(f) The Indemnitors and Indemnitees acknowledge and agree that all Damages shall be recovered (i) first, from the Indemnity Escrow Fund and (ii) second, if the aggregate of all unsatisfied claims in any Officer’s Claims Certificates exceeds the then-existing Indemnity Escrow Fund, directly from the Indemnitors in accordance with Section 10.03(b).

Section 10.05 No Contribution. No Indemnitor shall have, or be entitled to exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement; provided, that the foregoing is not meant to limit or prevent the exercise of any rights of indemnification referred to in Section 6.04 and that has accrued to such Indemnitor in his or her capacity as a director or officer of any Acquired Company.

Section 10.06 Defense of Third-Party Claims. Except as otherwise provided in Article 7, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), Parent shall have the right, at its election, to proceed with the defense of any such Claim on its own. If Parent so proceeds with the defense of any such Claim:

(a) the Equityholder Representative and each Indemnitor shall make available to Parent any documents and materials in its respective possession or control that may be necessary to the defense of such Claim;

(b) Parent shall have the right to settle, adjust or compromise such Proceeding without the consent of the Equityholder Representative; provided, however, that except with the consent of the Equityholder Representative, no settlement of any such Proceeding shall be determinative of either the fact that liability may be recovered by the applicable Indemnitee in respect of such Proceeding pursuant to the indemnification provisions of this Article 10 or the amount of such liability that may be recovered by the applicable Indemnitee in respect of such Third-Party Claim pursuant to the indemnification provisions of this Article 10; and

(c) Parent shall (A) allow the Equityholder Representative to participate in the defense of such claim (at the sole cost and expense of the Equityholders) and (B) undertake the defense of and use all reasonable efforts to defend such claim and shall consult with the Equityholder Representative regarding the strategy for defense of such claim, including with respect to Parent’s choice of legal counsel.

Parent shall give the Equityholder Representative prompt notice (and, in any event, within three (3) Business Days thereof) of the commencement of any such Claim (a “Claim Notice”) against any Indemnitee; provided, however, that any failure on the part of Parent to so notify the Equityholder Representative shall not limit any of the obligations of the Indemnitors under this Article 10 (except to the extent such failure prejudices the defense of such Proceeding). The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any claim for indemnification pursuant to this Article 10. In addition, in connection with such claim for indemnification, Parent and its Affiliates shall provide the Equityholder Representative and its Representatives the same access to information of the Company that the Parent is afforded pursuant to Section 5.04 and reasonable access to legal counsel to Parent with respect to any such claim for indemnification.

The Equityholder Representative shall have fifteen (15) days after receipt of the Claim Notice to notify Parent that it desires to defend Parent against such Claim; provided, that the Equityholder Representative may only assume the defense of a Claim if (a) it acknowledges to Parent in writing that there exists an indemnification obligation relating to such Claim, (b) the amount claimed in such Claim is less than or equal to the current balance of the Indemnity Escrow Fund, (c) such Claim does not primarily seek as a remedy the imposition of an equitable remedy that is binding upon Parent or any of its Affiliates (including any of the Acquired Companies), (d) such Claim does not relate to or arise in connection with any criminal Claim brought by a Governmental Authority, (e) such Claim does not involve a Significant Customer or a Significant Supplier, and (f) an adverse resolution of such third-party claim would not reasonably be expected to have a material and adverse effect on the business or operations Parent. If the Equityholder Representative assumes the defense of Parent against such Claim in accordance with the foregoing provisions, the Equityholder Representative shall have the right to settle, adjust or compromise such Claim without the consent of Parent; provided, that the sole remedy in any such settlement, adjustment or compromise must be an amount of cash (that, for the avoidance of doubt, does not include any equitable remedy or injunctive relief) that is less than or equal to the current balance of the Indemnity Escrow Fund and that is accompanied by an irrevocable release of all related claims against the Acquired Companies in a form reasonably satisfactory to Parent.

Section 10.07 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 10.08 Escrow Arrangements.

(a) Indemnity Escrow Fund. By virtue of this Agreement and as security for the Indemnitees under Section 10.02, at the Effective Time, pursuant to Section 2.08(d), Parent shall deposit with the Escrow Agent the Indemnity Escrow Fund to be governed by the terms set forth herein and in the Escrow Agreement. The Indemnity Escrow Fund shall be available to pay the Indemnitees for any claims by such parties for any Damages suffered or incurred by them and for which they are determined to be entitled to recovery under Section 10.02. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Initial Distribution of Indemnity Escrow Fund. Within four (4) Business Days following the first (1st) anniversary of the Closing Date (the “First Distribution Date”), an amount equal to one-half (1/2) of the Indemnity Escrow Fund shall be distributed by the Escrow Agent to the Payment Agent or Parent (or one of its Affiliates) for further distribution to the Equityholders and the MBP Participants in accordance with the Escrow Agreement; provided, however, that all or any portion of the then-existing Indemnity Escrow Fund that is reasonably necessary (based on the facts, circumstances and merits existing at the time) to serve as security in respect of any remaining unsatisfied claims under any Officer’s Claims Certificate delivered in accordance with Article 10 of this Agreement prior to the First Distribution Date shall remain in the Indemnity Escrow Fund at and after the First Distribution Date until the disposition of such amounts is finally determined in accordance with this Agreement and the Escrow Agreement.

(c) Final Distribution of Indemnity Escrow Fund. Within four (4) Business Days after the General Expiration Date, any then-remaining portion of the Indemnity Escrow Fund shall be distributed by the Escrow Agent to the Payment Agent or Parent (or one of its Affiliates) for further distribution to the Equityholders and the MBP Participants in accordance with the Escrow Agreement; provided, however, that all or any portion of the then-existing Indemnity

Escrow Fund that is reasonably necessary (based on the facts, circumstances and merits existing at the time) to serve as security in respect of all remaining unsatisfied claims under any Officer’s Claims Certificate delivered in accordance with Article 10 of this Agreement prior to the General Expiration Date shall remain in the Indemnity Escrow Fund at and after the General Expiration Date until the disposition of such amounts is finally determined in accordance with this Agreement and the Escrow Agreement.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Equityholder Representative.

(a) By virtue of the adoption of this Agreement by the Company Stockholder Approval, each of the Company Stockholders shall have irrevocably constituted and appointed, upon the Effective Time, Shareholder Representative Services LLC (and by his execution of this Agreement as Equityholder Representative, Shareholder Representative Services LLC hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact (the “Equityholder Representative”) of the Equityholders to act in the name, place and stead of the Equityholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Equityholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Equityholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power, in each case, without having to seek or obtain the consent of any Person under any circumstance:

(i) to act for the Equityholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Equityholders and to transact matters of litigation or other Proceedings;

(ii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Equityholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to execute and deliver all amendments and waivers to this Agreement that the Equityholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv) to receive funds for the payment of expenses of the Equityholders and apply such funds in payment for such expenses;

(v) to do or refrain from doing any further act or deed on behalf of the Equityholders that the Equityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Equityholders could do if personally present; and

(vi) to receive service of process in connection with any claims under this Agreement.

(b) The Equityholder Representative may resign at any time, and may be removed or replaced only upon delivery of written notice to the Surviving Corporation by the Company Stockholders holding at least a majority of outstanding shares of Company Common Stock as of immediately prior to the Effective Time. Parent, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Equityholder Representative in all matters referred to herein. The Equityholder Representative shall act for the Equityholders on all of the matters set forth in this Agreement in the manner the Equityholder Representative believes to be in the best interest of the Equityholders and consistent with the obligations under this Agreement, but the Equityholder Representative shall incur no liability of any kind with respect to any action or omission by it and will not be responsible to the Equityholders for any Damages the Equityholders may suffer in connection with its services pursuant to this Agreement, other than any liability or Damage arising from gross negligence, willful misconduct or bad faith in the performance of its duties under this Agreement.

(c) The Equityholder Representative shall not be liable for, and shall be indemnified, severally in proportion to their respective Pro Rata Shares and not jointly, by the Equityholders for, and to the extent available shall be entitled to draw against the Equityholder Representative Expense Fund at any time and from time to time for, any and all loss, liability, Damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (“Representative Losses”) arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence, willful misconduct or bad faith of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Losses attributable to such gross negligence, willful misconduct or bad faith. If not paid directly to the Equityholder Representative by the Equityholders or satisfied by the funds in the Equityholder Representative Expense Fund, any such Representative Losses may be recovered by the Equityholder Representative from the amounts in the Indemnity Escrow Fund otherwise distributable to the Equityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Equityholder Representative to the Escrow Agent; provided, that while this Section 11.01(c) allows the Equityholder Representative to be paid from the Indemnity Escrow Fund, this Section 11.01(c) shall not relieve the Equityholders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor shall it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise. The Equityholder Representative shall be the administrator of the Equityholder Representative Expense Fund and shall have authority to draw against the Equityholder Representative Expense Fund (which shall be deposited with the Equityholder Representative at Closing) in accordance with the preceding sentences of this Section 11.01(c). The Equityholders shall not receive interest or other earnings on amounts in the Equityholder Representative Expense Fund and the Equityholders irrevocably transfer and assign to the Equityholder Representative any ownership right that they may have in any interest that may accrue on amounts in the Equityholder Representative Expense Fund. The

Equityholder Representative will not be liable for any loss of principal of the Equityholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as reasonably practicable following the later to occur of (x) the date on which all indemnification claims of Indemnitees outstanding as of the Indemnity Expiration Date have been discharged in full and (y) the date on which all unsatisfied claims specified in any valid Officer’s Claims Certificate pursuant to this Agreement have been resolved, the Equityholder Representative will deliver the balance of the Equityholder Representative Expense Fund to the Payment Agent for further distribution to the Equityholders in proportion to their respective Pro Rata Escrow Shares. For tax purposes, the Equityholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

Section 11.02 Guaranty.

(a) Parent Guarantor hereby absolutely and unconditionally guarantees the timely performance and observance by Parent of all its obligations to be performed or observed under this Agreement, including (a) all of Parent’s payment obligations pursuant to this Agreement, which include payment of the Aggregate Merger Consideration; and (b) any Damages arising from any breach by Parent of its obligations under this Agreement (such obligations, the “Guaranteed Obligations”).

(b) This guarantee is a continuing and irrevocable guaranty by Parent Guarantor of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations are indefeasibly performed in full and paid in cash. Parent Guarantor hereby waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Parent Guarantor might otherwise be entitled.

(c) Parent Guarantor hereby agrees that Parent may, at any time and from time to time, and without notice to the Parent Guarantor, make any agreement with the Company or the Equityholder Representative for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations, or for any modification or amendment of the terms thereof, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Parent Guarantor. Parent Guarantor waives any defense arising by reason of any disability or other defense of Parent (other than defense of payment or performance), or the cessation from any cause whatsoever of the liability of Parent, or any claim that Parent Guarantor’s obligations exceed or are more burdensome than Parent’s and waives the benefit of any statute of limitations affecting the liability of Parent Guarantor hereunder. The obligations of Parent Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations.

Section 11.03 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (d) in the case of notices or consents delivered by Parent or the Company in connection with Section 5.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:

if to Ultimate Parent, Parent Guarantor, Parent or Merger Sub, to:

Avago Technologies Wireless (U.S.A.) Manufacturing Inc.

350 W. Trimble Road

San Jose, CA 95131 USA

Attention: General Counsel, Important Legal Notice

Email: phmccall@avagotech.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94062

Attention: Anthony J. Richmond

Email: tony.richmond@lw.com

Facsimile No.: (650) 463-2600

if to the Company, to:

CyOptics, Inc.

9999 Hamilton Blvd.

Breinigsville, PA 18031

Attention: Ettore Coringrato

Email: ecoringrato@cyoptics.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Avenue

Menlo Park, CA 94025

Attention: Caine T. Moss and Lawrence M. Chu

Email: cmoss@goodwinprocter.com

            lawchu@goodwinprocter.com

Facsimile No.: (650) 853-1038

if to the Equityholder Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile No.: (303) 623-0294

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Avenue

Menlo Park, CA 94025

Attention: Caine T. Moss and Lawrence M. Chu

Email: cmoss@goodwinprocter.com

            lawchu@goodwinprocter.com

Facsimile No.: (650) 853-1038

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.04 No Survival of Ultimate Parent, Parent Guarantor, Parent and Merger Sub Representations and Warranties. The representations and warranties of Ultimate Parent, Parent Guarantor, Parent and Merger Sub contained herein and in any certificate or other writing delivered at the Closing pursuant hereto shall not survive the Effective Time.

Section 11.05 Remedies Cumulative; Specific Performance. Subject to Section 10.03(d), the rights and remedies of the parties hereto shall be cumulative (and not alternative) and not exclusive of any rights or remedies provided by Applicable Law. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including Parent’s or Merger Sub’s obligation to effect the Closing), that money damages or other legal remedies would not be an adequate remedy for any such damages and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. It is accordingly agreed that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Without limiting the generality of the foregoing, it is explicitly agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s or Merger Sub’s obligation to effect the Closing on the terms and conditions set forth herein in the event that all conditions in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of Parent or Merger Sub to comply with its obligations to effect the Closing pursuant to the terms of this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or anticipatory breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or anticipatory breaches, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

Section 11.06 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.07 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger and the transactions contemplated thereby, shall be paid by the party incurring such cost or expense.

Section 11.08 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties.

Section 11.09 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to (i) Section 6.04 and Article 10, (ii) the rights of the holders of Company Capital Stock under this Agreement and Applicable Law to receive a portion of the Merger Consideration, and (iii) prior to the Effective Time, the right of such holders of Company Capital Stock to pursue derivatively solely through the Company and recover Damages (including Damages based on loss of the economic benefits of the transaction to the holders of Company Capital Stock based on the consideration that would have otherwise been payable to holders of Company Capital Stock, the loss of value or decline in stock price of such Company Capital Stock or otherwise) and other relief (including equitable relief) for any breach of this Agreement by Parent, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.11 Jurisdiction. Except as set forth in Section 2.12 with respect to the determination of the Closing Working Capital, the Closing Indebtedness and the Closing Cash by the Designated Accounting Firm, the parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received (whether by means of electronic transmission or otherwise) a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received (whether by means of electronic transmission or otherwise) a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.14 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 11.16 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

Section 11.17 Independent Investigation; No Other Representations and Warranties.

(a) Each of the Parent and Merger Sub acknowledges and agrees that: (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations; and (ii) with respect to any projections and other forecasts for the Company and certain estimates, plans and budget information received by it, there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, and Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their Representatives. Without limiting the generality of the foregoing, the Indemnitees will have no claim or right to recovery pursuant to Article 10 or otherwise, and none of the Indemnitors or any other person shall have or be subject to any liability to the Indemnitees or any other Person, with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Company or the future business, operations or affairs of the Company.

(b) The parties hereto acknowledge and agree that the representations and warranties of the Company contained in this Agreement (including the Disclosure Schedule) and any certificate required to be delivered by the Company pursuant to this Agreement constitute the sole and exclusive representations and warranties made by or on behalf of the Company in connection with the transactions contemplated by this Agreement, and Parent understands, acknowledges and agrees that all other representations and warranties made by or on behalf of the Company of any kind or nature, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), are specifically disclaimed by the Company and its Representatives, and waived and disclaimed as to reliance by Parent on behalf of itself and any of its Representatives; provided, however, that the foregoing shall not be construed to prohibit or limit a claim for fraud.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CYOPTICS, INC.

By:	/s/ Ettore J. Coringrato, Jr.
	Name:	Ettore J. Coringrato, Jr.
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

AVAGO TECHNOLOGIES LIMITED Company registration no.: 200510713C

By:	/s/ Pe-Wynn Kin
Name: Pe-Wynn Kin
Title: Corporate Secretary

AVAGO TECHNOLOGIES FINANCE PTE. LTD. Company registration no.: 200512223N

By:	/s/ Pe-Wynn Kin
Name: Pe-Wynn Kin
Title: Corporate Secretary

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

By:	/s/ Anthony Maslowski
Name: Anthony Maslowski
Title: President and Secretary

CELSUS ACQUISITION CORP.

By:	/s/ Anthony Maslowski
Name: Anthony Maslowski
Title: President and Secretary

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Equityholder Representative

By:	/s/ Donald J. Morrissey
Name: Donald J. Morrissey
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]